Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

WILLIAM LYON HOMES, INC.,

RSI COMMUNITIES LLC,

RS EQUITY MANAGEMENT LLC,

THE CLASS B SELLERS OF RSI COMMUNITIES LLC,

AND

RS EQUITY MANAGEMENT LLC, AS THE SELLERS’ REPRESENTATIVE

DATED AS OF FEBRUARY 19, 2018

i

(continued)

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Exhibits

A - Definitions

B - Disclosure Schedule

C - Form of Assignment

D - Form of Escrow Agreement

E - Sample Calculation of Net Asset Value

F - Pro Rata Portion

G - Representation and Warranty Insurance Policy

H – Outline of Terms of Transition Services Agreement

I – Form of CFD Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of February 19, 2018, by and among William Lyon Homes, Inc., a California corporation (“Buyer”), RSI Communities LLC, a Delaware limited liability company (the “Company”), RS Equity Management LLC, a Delaware limited liability company (the “Class A Seller”), all of the holders of Class B Membership Interests (the “Class B Sellers” and together with the Class A Seller, each a “Seller” and collectively, “Sellers”), and RS Equity Management LLC, a Delaware limited liability company, in its capacity as the representative of Sellers (the “Sellers’ Representative”). Exhibit A contains definitions, or references to the definitions, of the capitalized terms used in this Agreement. Sellers and Buyer are each referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	The Class A Seller owns 100% of the Class A Membership Interests and the Class B Sellers collectively own 100% of the Class B Membership Interests, which together comprise 100% of the issued and outstanding membership interests of the Company.

B.	On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, Sellers desire to sell assign, convey, and deliver to Buyer the Membership Interests (the “Transaction”).

AGREEMENT

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE 1

PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CLOSING

1.1	Closing. The closing of the Transaction (the “Closing”) will take place by electronic mail and overnight courier service on the later to occur of (i) the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) and (ii) March 9, 2018, or at such other place, time and date as will be agreed in writing by Buyer and Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.2	Purchase and Sale of the Membership Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Class A Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase from the Class A Seller, all of the Class A Membership Interests, free and clear of all Liens (other than restrictions on transfer arising under applicable federal and state securities Laws or the LLC Agreement), for the portion of the cash consideration described in Section 1.3, and (b) each Class B Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase from each Class B Seller, all of such Class B Seller’s Class B Membership Interests, free and clear of all Liens (other than restrictions on transfer arising under applicable federal and state securities Laws or the LLC Agreement) for the portion of the cash consideration described in Section 1.3.

1.3	Payments at Closing. At the Closing, Buyer will pay, or cause to be paid, by wire transfer in immediately available funds (without any withholding or deduction of any kind except as otherwise provided for in this Agreement or otherwise required by Law, which amounts so withheld or deducted shall be treated for all Tax and other applicable purposes as having been paid to the Person in respect of whom such withholding or deduction was made) the following:

1.3.1	the Payoff Amounts to the accounts and in the amounts set forth in the Payoff Letters, and the Estimated Closing Transaction Expenses to the accounts and in the amounts set forth in the Estimated Closing Statement, in each case, to the extent not paid by or on behalf of the Company and/or its Affiliates prior to the Closing;

1.3.2	to the Escrow Agent, an amount equal to the Adjustment Escrow Amount for deposit into an escrow account (the “Adjustment Escrow Account”), to be held for the periods and distributed as provided in the Escrow Agreement;

1.3.3	to the Escrow Agent, an amount equal to the Indemnification Escrow Amount for deposit into an escrow account (the “Indemnification Escrow Account”), to be held for the periods and distributed as provided in the Escrow Agreement;

1.3.4	to the Class A Seller, to the account specified in writing by the Sellers’ Representative, an amount equal to the Class A Priority Return; and

1.3.5	to Sellers, according to each Seller’s Pro Rata Portion, to the accounts specified in writing by the Sellers’ Representative, the Estimated Closing Date Purchase Price.

1.4	Purchase Price Adjustment.

1.4.1	Estimated Closing Statement. No later than two (2) Business Days prior to the date on which the Closing is scheduled to occur, the Sellers’ Representative will prepare and furnish to Buyer a statement (the “Estimated Closing Statement”) reflecting the Sellers’ Representative’s good faith estimates of (a) (i) the Net Asset Value as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Closing Net Asset Value”), (ii) the Cash of the Acquired Companies as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Closing Cash”), (iii) the Indebtedness of the Acquired Companies as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (which, for the avoidance of doubt, shall include the Payoff Amounts) (the “Estimated Indebtedness”), and (iv) the Transaction Expenses of the Acquired Companies as of the Closing Date (the “Estimated Closing Transaction Expenses”), and (b) the Sellers’ Representative’s calculation of the Estimated Closing Date Purchase Price.

1.4.2	Closing Statement. As promptly as practicable, but no later than sixty (60) days, after the Closing Date, Buyer will cause to be prepared and delivered to the Sellers’ Representative a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculations of (a)(i) the Net Asset Value as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Net Asset Value”), (ii) the Cash of the Acquired Companies as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Cash”), (iii) the Indebtedness of the Acquired Companies as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (which, for the avoidance of doubt, shall include the Payoff Amounts) (the “Closing Indebtedness”), and (iv) the Transaction Expenses of the Acquired Companies as of the Closing Date (the “Closing Transaction Expenses”), and (b) Buyer’s calculation of the Closing Date Purchase Price. Following delivery of the Closing Statement, and upon reasonable request of the Sellers’ Representative, Buyer and the Company will provide the Sellers’ Representative and its advisors with access to the Acquired Companies’ employees, books and records to the extent reasonably related to the Sellers’ Representative’s evaluation of the Closing Statement. If Buyer fails to deliver the Closing Statement within such sixty (60)-day period, the Sellers’ Representative will deliver to Buyer the Sellers’ Representative’s calculation of the Closing Net Asset Value, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Date Purchase Price, and the Sellers’ Representative’s calculation will be final, conclusive and binding upon the Parties.

1.4.3	Dispute Notice. If the Sellers’ Representative disagrees with the calculations set forth in the Closing Statement delivered by Buyer pursuant to Section 1.4.2, the Sellers’ Representative may, within sixty (60) days after receipt of the Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) specifying in reasonable detail each item or amount that the Sellers’ Representative disputes (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting the Sellers’ Representative’s positions. The Sellers’ Representative will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If the Sellers’ Representative fails to deliver a Dispute Notice within such sixty (60)-day period, Buyer’s calculation of the Closing Net Asset Value, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Date Purchase Price will be deemed accepted by Sellers and the Sellers’ Representative and will be final, conclusive and binding on the Parties.

1.4.4	Resolution Period. If a Dispute Notice is duly delivered pursuant to Section 1.4.3, Buyer and the Sellers’ Representative will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items or amounts in order to determine the amount of the Closing Net Asset Value, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and/or the Closing Date Purchase Price, as applicable. If Buyer and the Sellers’ Representative are able to reach agreement with respect to any Disputed Items, Buyer will promptly revise the Closing Statement to reflect such agreement.

1.4.5	Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension of the Resolution Period, Buyer and the Sellers’ Representative are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 1.4.5. The Independent Accounting Firm (i) will act as an arbitrator to determine, based solely on presentations by Buyer and the Sellers’ Representative and not by independent review, only the Unresolved Items, (ii) will make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4.5, (iii) will use the definitions set forth in this Agreement with no consideration given to any modification of such definitions, (iv) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (v) will make a determination of the Unresolved Items within the range of Buyer’s and the Sellers’ Representative’s disagreement. Each Party will use commercially reasonable efforts to furnish to the Independent Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accounting Firm may reasonably request and will be afforded an opportunity to discuss the Unresolved Items with the Independent Accounting Firm at such hearing as the Independent Accounting Firm will request or permit; provided, that (y) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and (x) no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm will deliver to Buyer and the Sellers’ Representative as promptly as practicable, and will be instructed to deliver no later than thirty (30) days after its engagement, a written report setting forth such calculation. Such determination of the Independent Accounting Firm will be final, conclusive and binding upon Buyer and Sellers (absent fraud or manifest error) and Buyer will promptly revise the Closing Statement to reflect such determination upon receipt of such report. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyer, on the one hand, and Sellers, on the other hand, based on the proportionate deviation of the respective adjustment amounts for the Unresolved Items proposed by Buyer and the Sellers’ Representative, as set forth in the Closing Statement in the case of Buyer and the Dispute Notice in the case of the Sellers’ Representative, from the determination of the final adjustment amounts made by the Independent Accounting Firm. The date on which the Closing Net Asset Value, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and Closing Date Purchase Price are finally determined in accordance with this Section 1.4 is referred to as the “Determination Date.”

1.4.6

Adjustment to Purchase Price. The “Adjustment Amount” means an amount equal to (i) the Closing Date Purchase Price (as finally agreed upon or determined pursuant to this Section 1.4), less (ii) the Estimated Closing Date Purchase Price. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, (a) Buyer will pay or cause to be paid to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers’ Representative, each Seller’s Pro Rata Portion of the Adjustment Amount and (b) Buyer and the Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately pay to the Sellers’ Representative, by wire transfer of immediately available funds, all funds in the Adjustment Escrow Account. If the Adjustment Amount is a negative amount, then promptly, and in any event within five (5) Business Days following the Determination Date, (x) if the Adjustment Escrow Amount is greater than or equal to the absolute value of the Adjustment Amount, Buyer and the Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately pay (i) to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, the Adjustment Amount from the Adjustment Escrow Account and (ii) to Sellers, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers’ Representative, each Seller’s Pro Rata Portion of the remaining funds in the Adjustment Escrow Account, if any (after deducting an amount equal to the Adjustment Amount), and (y) if the absolute value of the Adjustment Amount is greater than the absolute value of the Adjustment Escrow Amount, (i) Buyer and the Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to immediately pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, all funds in the Adjustment Escrow Account and (ii) Sellers will pay or cause to be paid to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the amount by which the absolute value of the Adjustment Amount is greater than the Adjustment Escrow Amount, with each Seller being responsible severally, and not jointly, for its Pro Rata Portion of such amount.

1.4.7	No Adverse Actions. Buyer and the Company agree that, following the Closing and until the Adjustment Amount becomes final and binding upon the parties to this Agreement, the Company will not take, and will cause the other Acquired Companies not to take, any actions with respect to the accounting books and records of the Acquired Companies as of the Closing Date on which the Closing Statement is to be based that are not consistent with the accounting practices, principles, policies, judgments and methodologies used in the sample calculation of the Estimated Closing Net Asset Value pursuant to Section 1.4.1 and Exhibit E to the extent any such actions would affect the calculation or determination of the Closing Net Asset Value.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Except as set forth in the Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, each Seller, severally and not jointly, solely with respect to itself and not with respect to any other Seller, represents and warrants to Buyer as set forth below.

2.1	Power and Authorization; Enforceability; Organization.

2.1.1	Such Seller has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Seller Transaction Documents”), to perform its obligations under this Agreement and under the Seller Transaction Documents and to carry out the Transaction. All necessary action has been taken by such Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document. Such Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document.

2.1.2	Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by such Seller will be, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

2.1.3	Such Seller, if an entity, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary limited liability company power and authority and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

2.2	No Violation or Conflict. Neither the execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

2.2.1	contravene, conflict with or result in a violation or breach of, constitute a default under, or give a right to terminate or cancel under, (A) to the extent applicable, the organizational documents of such Seller, if applicable, or (B) any (1) Judgments or (2) Laws, in each case, binding upon or applicable to such Seller or any of its respective Affiliates or by which it or any of its respective properties or assets are bound; or

2.2.2	(i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under or (iv) contravene, conflict with, result in a violation or breach of, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under any of the terms or conditions of any material Contract to which such Seller is a party or by which it or any of its respective properties or assets are bound;

2.2.3	result in the creation or imposition of any Lien upon any of the assets of such Seller, other than Permitted Liens; or

2.2.4	cause a loss or adverse modification of any material Governmental Authorization used or held by such Seller or any of its respective Affiliates;

except, in each case of Sections 2.2.1 through 2.2.4, where the failure of any of the above to be so true would not have had and would not have a Material Adverse Effect on such Seller.

2.3	Ownership. Such Seller is the lawful record and beneficial owner of all of the membership interests and other equity securities of the Company listed opposite such Seller’s name on Section 3.4 of the Disclosure Schedule, free and clear of all Liens (other than restrictions on transfer arising under applicable federal and state securities Laws or the LLC Agreement). Such Seller has the sole right to vote or direct the voting of such membership interests and other equity securities owned by such Seller, at its discretion, on any matter submitted to a vote of the members of the Company. There are no voting trusts, voting agreements, proxies, shareholder agreements or other arrangements relating to such membership interests and other equity securities owned by such Seller, and such Seller is not party to any option, warrant, purchase right or other contract or commitment (other than this Agreement and the Seller Transaction Documents) obligating such Seller to sell, transfer, pledge or otherwise dispose of its membership interests and other equity securities owned by such Seller. At the Closing, such Seller shall have transferred to Buyer all of the outstanding membership interests and other equity securities of the Company owned by such Seller, free and clear of any Liens, adverse claims or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws or the LLC Agreement.

2.4	Litigation. There are no Proceedings currently pending or, to such Seller’s knowledge, threatened in writing which involve its businesses or assets and which would have a Material Adverse Effect on such Seller.

2.5	Brokers. Except for Citigroup Global Markets Inc., no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of such Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Disclosure Schedule, which exceptions or disclosures set forth in the Disclosure Schedule will be deemed to be part of the representations and warranties made under this Agreement, the Company represents and warrants to Buyer as set forth below.

3.1	Organization and Good Standing. Each of the Acquired Companies is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization or incorporation, and has all requisite limited liability company, corporate or similar power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2	Power and Authorization; Enforceability.

3.2.1	The Company has all requisite right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations under this Agreement and under each other Company Transaction Document, and to consummate the Transaction. All necessary limited liability company action has been taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document.

3.2.2	Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and each of the other Company Transaction Documents, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at the Closing by the Company, will be, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

3.3	No Violation or Conflict. Neither the execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

3.3.1	conflict with or result in a breach of the organizational documents of any Acquired Company;

3.3.2	violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to any Acquired Company or by which any Acquired Company or any of its respective properties or assets are bound;

3.3.3	(i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under or (iv) conflict with, result in a violation or breach of, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under any of the terms or conditions of any material Governmental Authorization or Material Contract to which any Acquired Company is a party or by which it or any of its respective properties or assets are bound;

3.3.4	result in a breach or a violation by any Acquired Company of any covenants (e.g. financial covenants) contained in any guaranty, bond or similar Contract to which such Acquired Company is party or by which any of its assets are bound;

3.3.5	result in the creation or imposition of any Lien upon any of the assets of any Acquired Company, other than Permitted Liens; or

3.3.6	require any Acquired Company to expend sums or make any additional payments under any Material Contracts to which such Acquired Company is a party or by which any of its assets or properties are bound.

except (A) for the consents and approvals set forth on Section 3.3 of the Disclosure Schedule or (B) where the failure of any of the above to be true would not have had, and would not have, a Material Adverse Effect on the Company.

3.4	Capitalization. The authorized, issued and outstanding membership interests and other equity securities of each Acquired Company are set forth in Section 3.4 of the Disclosure Schedule. No Acquired Company has granted any conversion rights, preemptive rights, redemption rights, rights of first refusal or other similar rights with respect to any of such membership interests or other equity securities of any Acquired Company and there are no offers, options, warrants, rights, agreements or commitments of any kind granted or outstanding by any Acquired Company relating to the issuance, conversion, registration, voting, sale or transfer of membership interests or any other equity securities of any Acquired Company or obligating any Acquired Company to purchase or redeem any of such membership interests or other equity securities. All of the membership interests or other equity interests of the Acquired Companies shown as outstanding in Section 3.4 of the Disclosure Schedule have been duly authorized and validly issued, and, in the case of any Acquired Company that is a corporation, are fully paid and non-assessable. No Acquired Company has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the membership interests or other equity securities of any Acquired Company. No Acquired Company has liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests to equityholders of any such Acquired Company, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any of the Acquired Companies. Except with respect to the Acquired Companies, none of the Acquired Companies owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person. The membership interests and other equity securities of the Company set forth in Section 3.4 of the Disclosure Schedule represent in the aggregate 100% of the issued and outstanding equity interests of the Company.

3.5	Compliance with Laws. Each Acquired Company conducts business in material compliance with all applicable Laws and Governmental Authorizations. During the two (2) years prior to the date of this Agreement, no Acquired Company has received any written communication from any Governmental Authority of any alleged failure to comply with any applicable Laws in any material respect which is pending or remains unresolved. This Section 3.5 will not apply to compliance with Laws matters that are the subject of Sections 3.17 (Environmental Matters) and 3.18 (Tax Matters).

3.6	Litigation. There are no Proceedings currently pending or, to the Company’s Knowledge, threatened in writing which involve any Acquired Company, its businesses or assets or any of their respective officers or directors (in their capacities as such or otherwise with respect to the Business) and which would have a Material Adverse Effect on the Company. There are not any unsatisfied Judgments against any Acquired Company or any of their respective businesses, properties or assets that would have a Material Adverse Effect on the Company. There is no Proceeding pending, or to the Company’s Knowledge, threatened in writing against any Acquired Company that would adversely affect the ability of the Company to consummate the Transaction in any material respect. There are no Proceedings pending or threatened in writing by any Acquired Company against any Person.

3.7	Financial Statements; Undisclosed Liabilities.

3.7.1	Financial Statements. The Company has provided Buyer with the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet (the “Latest Balance Sheet”) of the Company as of December 31, 2017 (the “Latest Balance Sheet Date”) (including the notes thereto, if any), and the related audited consolidated statements of income, members’ equity and cash flows as of the fiscal year then ended, and (ii) the reviewed consolidated balance sheet of the Company as of December 31, 2016 (including the notes thereto, if any), and the related reviewed consolidated statements of income, members’ equity and cash flows as of the fiscal year then ended (the Financial Statements in clause (ii), “Unaudited Financial Statements”). The Financial Statements (including the notes thereto, if any) (x) were prepared from, and are consistent with, the books and records of the Acquired Companies, (y) fairly present in all material respects the consolidated financial condition, cash flows and results of operations of the Company as at the dates thereof and for the periods therein referred to, and (z) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure (that, if presented, would not differ materially from that included in the Financial Statements).

3.7.2	Undisclosed Liabilities. No Acquired Company has any liability or obligation other than: (i) liabilities and obligations set forth or reserved against on the Latest Balance Sheet; (ii) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course (none of which are material); (iii) liabilities and obligations that, individually or in the aggregate, are not material in amount, and all of which will be included in the Closing Net Asset Value; (iv) executory obligations under any Contract of any Acquired Company; and (v) liabilities and obligations contemplated by this Agreement.

3.8	Absence of Certain Changes and Events. Since the Latest Balance Sheet Date, each Acquired Company has conducted its respective Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been any event, condition, occurrence, contingency or development that has had a Material Adverse Effect.

3.9	Real Property.

3.9.1	Section 3.9.1 of the Disclosure Schedule sets forth the name and location and identifies such land by owner of the residential real property communities owned by an Acquired Company as of the date of this Agreement (“Owned Real Property”). With respect to the Owned Real Property, (a) an Acquired Company has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens, (b) no Acquired Company has leased Owned Real Property or any portion of Owned Real Property, (c) none of the Owned Real Property has been licensed nor has any third party been granted any right to use or occupy all or any portion of any Owned Real Property, such that such license or occupancy would reasonably be expected to materially adversely affect the use or value of the Owned Real Property affected thereby and (d) except for those certain parcels of Owned Real Property pending sale as of the date of this Agreement pursuant to a contract for sale entered into by the Company and a third party and set forth on Section 3.10.1(b) of the Disclosure Schedule, there are no outstanding options, rights of first offer or rights of first refusal to purchase Owned Real Property or any portion of, or interest in, Owned Real Property that would reasonably be expected to materially impair the continued use or value of any Owned Real Property affected thereby.

3.9.2	Section 3.9.2 of the Disclosure Schedule sets forth the name of the tenant under, the name of the landlord under and the address of each parcel of real property leased by an Acquired Company (“Leased Real Property” and together with the Owned Real Property, the “Real Property”), and a list of all leases and all amendments and modifications thereto for such Leased Real Property (“Real Property Leases”). With respect to each Real Property Lease, (a) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, free and clear of all Liens, except for Permitted Liens (b) no uncured default on the part of any Acquired Company or, to the Company’s Knowledge, the landlord or other parties to such Real Property Lease exists thereunder and, to the Company’s Knowledge, there are no disputes with respect to such Real Property Lease and no condition exists that, with notice or lapse of time, or both would constitute a default by any Acquired Company under any Real Property Lease, (c) no Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has been disturbed, and (d) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy Leased Real Property or any portion of Leased Real Property.

3.9.3	No Acquired Company has received any notice of any, and to the Company’s Knowledge there is no, pending or threatened condemnation or eminent domain proceeding or transfer in lieu thereof affecting any of the Real Property, nor has any Acquired Company agreed or committed to dedicate any of the Real Property.

3.9.4	None of the Owned Real Property or its current use or uses is in material violation of applicable Law or any private restriction or covenant or entitlements applicable to the Owned Real Property, including the Permitted Liens. To Company’s Knowledge, there are no unrecorded easements or encroachments materially affecting any portion of the Owned Real Property.

3.9.5	No Real Property or part thereof has suffered any damage by fire or other casualty that has not heretofore been completely restored to its original condition. No portion of the Owned Real Property is located in a special flood hazard area as designated by any Governmental Authority.

3.9.6	No Acquired Company has received any written notice from any insurance company that has issued a policy with respect to any Real Property requesting performance of any structural or other repairs or alterations to such Real Property that have not been heretofore completed by any Acquired Company.

3.9.7	To the Company’s Knowledge, no part of the Real Property is subject to any building or use restrictions that would restrict or prevent the present use and enjoyment of the Real Property. No part of the Owned Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of such Owned Real Property or through an insurable easement.

3.9.8	All improvements and buildings constructed by any Acquired Company or its contractors on the Owned Real Property were constructed, in all material respects, in a good and workmanlike manner, substantially comply with applicable Laws, and are in working condition and repair, normal wear and tear, normal maintenance and normal warranty and customer services matters excepted not to exceed the maintenance or warranty reserve therefor set forth in the Latest Balance Sheet.

3.10	Material Contracts.

3.10.1	Section 3.10.1 of the Disclosure Schedule lists the following Contracts (excluding Employee Benefit Plans set forth on Section 3.16.1 of the Disclosure Schedule) to which an Acquired Company is a party (collectively, the “Material Contracts”):

(a)	any Contract (i) relating to Indebtedness of any Acquired Company or any Contract under which an Acquired Company has guaranteed the Indebtedness of any other person, in each case in excess of $500,000, or any Contract relating to the issuance of letters of credit or by which any Acquired Company has granted a Lien (other than a Permitted Lien) on any material asset or property of any Acquired Company, or (ii) under which any Acquired Company has advanced or loaned any other Person any amounts, other than employee travel and expense advances in the Ordinary Course;

(b)	any (i) Home Purchase Contract as of the date of this Agreement, (ii) Contract providing for the sale, assignment, lease, transfer or conveyance of any asset of an Acquired Company, including any sale of land, that, as of the date of this Agreement, (A) has not yet been consummated or (B) has been consummated but under which either an Acquired Company or the purchaser, as applicable, has post-consummation obligations not yet fulfilled, or (iii) Contract providing for the sale, assignment, lease, transfer or conveyance of any other asset of an Acquired Company with a value in excess of $500,000, except for sales of obsolete assets in the Ordinary Course;

(c)	any Contract granting a Lien upon any material asset or any securities of an Acquired Company that requires annual aggregate payments by any Acquired Company in excess of $500,000, other than Permitted Liens;

(d)	any partnership, limited liability company, joint venture agreement or other similar Contract involving a share of profits, losses, costs or liabilities with any other Person in which any Acquired Company participates as a partner, member or joint venturer, including any Contract pursuant to which any Acquired Company is obligated to pay a third party any portion of the revenues or profits from the sale of a property, home or other asset by such Acquired Company;

(e)	any (i) Real Property Lease, (ii) Contract under which any third party is permitted to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $500,000 or group of such Contracts with the same person which involve consideration in excess of $1,000,000 in the aggregate, or (iii) Contract under which any Acquired Company has purchased or acquired any Real Property or the right to purchase or acquire any Real Property (including pursuant to an option), in each case, which as of the date of this Agreement, (A) has not yet been consummated or (B) has been consummated but under which either an Acquired Company or the purchaser, as applicable, has material post-consummation obligations not yet fulfilled;

(f)	any sales agency, sales representation, distributorship, broker or franchise Contract that is (i) not terminable without penalty on 90 days’ notice or less and (ii) requires payment by any Acquired Company in excess of $500,000 per annum;

(g)	any Contract granting rights in material Intellectual Property (i) to any Acquired Company and (ii) from any Acquired Company to any third parties, in each case except for (A) licenses with respect to off-the-shelf, shrinkwrap or clickwrap software applications (including software provided as a service), (B) licenses with respect to open source materials, (C) licenses or other rights to display or use the Trademarks or names of third parties, (D) licenses granted by an Acquired Company to its resellers, customers or distribution partners in the Ordinary Course, and (E) non-disclosure agreements entered into by an Acquired Company in the Ordinary Course;

(h)	any Contract requiring any Acquired Company to indemnify or hold harmless any Person whereby the Acquired Company is responsible for indemnification obligations in excess of $500,000, excluding indemnification granted in the Ordinary Course to customers, vendors or suppliers of an Acquired Company;

(i)	any Contract between any of the Sellers or the respective Affiliates of any Seller or any Acquired Company, on the one hand, and any other Acquired Company, on the other hand;

(j)	any Contract (i) prohibiting any Acquired Company from freely engaging in any business or competing in any particular channel of trade or geographic area or restricting the use or enforcement (against infringement) of any Intellectual Property, excluding customary license scope restrictions or nondisclosure or confidentiality agreements, or (ii) imposing on any Acquired Company any covenant not to solicit customers or covenant not to solicit or hire employees of any third party;

(k)	any Contract with any Governmental Authority outside the Ordinary Course;

(l)	any Contract with a Top Supplier; or

(m)	any Contract (other than purchase and sale orders and Home Purchase Contracts executed in the Ordinary Course) that is not otherwise responsive to any other subclause of this Section 3.10.1 that requires payment by any Acquired Company in excess of $500,000 per annum or in which $1,000,000 in the aggregate remains to be paid by any Acquired Company under such Contract, or provides for any Acquired Company to receive any payments in excess of, or any property with a fair market value in excess of $500,000 per annum or in which $1,000,000 in the aggregate remains payable to any Acquired Company under such Contract.

3.10.2	Each Material Contract is in full force and effect and is valid, binding and enforceable against any Acquired Company party to such Material Contract, except (i) in each case as enforceability of such agreements may be limited by the Remedies Exception and (ii) for those Material Contracts which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions thereof. No Acquired Company is currently in violation in any material respect of any of the terms or conditions of any Material Contract and, to the Company’s Knowledge, all of the material covenants to be performed by any other party to any Material Contract have been performed in all material respects.

3.10.3	A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the material terms and conditions of each oral Material Contract have been delivered to Buyer.

3.11	Insurance. Section 3.11 of the Disclosure Schedule contains a list of each material insurance policy owned by, or maintained for the benefit of, any Acquired Company (each a “Listed Policy”). No Acquired Company is in material default under any Listed Policy. No Acquired Company has received any written notice of cancellation, termination, revocation or premium increase (retroactive or otherwise) of any Listed Policy or any other written notice with respect to any refusal of coverage under any Listed Policy, or that any Listed Policy is no longer in full force or effect. The insurance coverage under the Listed Policies is adequate to satisfy all contractual insurance obligations of each of the Acquired Companies or as required by applicable Law.

3.12	Permits. Each Acquired Company has and maintains in full force and effect, and is in compliance with, all material Governmental Authorizations required for the operation of the Business of such Acquired Company. There is no Proceeding pending, or to the Company’s Knowledge, threatened, nor has any Acquired Company received any written notice from any Governmental Authority threatening, to revoke, cancel, refuse to renew or adversely modify any material Governmental Authorization.

3.13	Tangible Personal Property. The Acquired Companies have good and valid title to, or a valid leasehold interest in, the material tangible personal property used in the conduct of the Business, reflected on the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens (except Permitted Liens), except assets disposed of in the Ordinary Course since the Latest Balance Sheet Date. The material tangible personal property owned or used by the Acquired Companies is in good operating condition and repair, ordinary wear and tear excepted. Nothing in this Section 3.13 will apply to Intellectual Property matters, which are addressed in Section 3.14.

3.14	Intellectual Property; Data Security. The representations and warranties in this Section 3.14 are the sole and exclusive representations and warranties pertaining or relating to any Intellectual Property matter.

3.14.1	Section 3.14.1 of the Disclosure Schedule contains a list as of the date of this Agreement of all (a) issued Patents and Patent applications, (b) registered Trademarks and applications for Trademark registration, (c) registered Copyrights and applications for Copyright registration and (d) domain name registrations, in each case, that are owned by the Acquired Companies, excluding any items that are abandoned, cancelled, expired, withdrawn or finally refused (without right of appeal) (the listed items, the “Scheduled Intellectual Property”).

3.14.2	There are no claims currently pending before any Governmental Authority or, to the Company’s Knowledge, threatened in writing against any Acquired Company contesting the enforceability, validity, use or ownership of any Scheduled Intellectual Property. To the Company’s Knowledge, the Acquired Companies’ rights to the Scheduled Intellectual Property are valid, subsisting and enforceable. To the Company’s Knowledge, the Scheduled Intellectual Property is not being infringed by any third party.

3.14.3	Each Acquired Company exclusively owns, free and clear of Liens (except Permitted Liens), all Intellectual Property owned or purported to be owned by such Acquired Company. Since the Latest Balance Sheet Date, no Acquired Company has assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Scheduled Intellectual Property to any other Person, except pursuant to nonexclusive licenses in the Ordinary Course.

3.14.4	To the Company’s Knowledge, the operation of the respective Businesses of the Acquired Companies does not infringe or misappropriate any Intellectual Property of a third party.

3.14.5	No Proceedings are currently pending or, to the Company’s Knowledge, threatened in writing, that any Acquired Company is infringing Intellectual Property owned by a third party.

3.14.6	The Company has taken all actions reasonably necessary to maintain and protect all of the Scheduled Intellectual Property owned by any Acquired Company except for any failure to take such action as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect on the Company.

3.14.7	To the Company’s Knowledge, since the Latest Balance Sheet date there have been no material security breaches in any information technology system of any Acquired Company.

3.15	Labor Matters. The Company has provided Buyer with an accurate and complete list of all employees of the Acquired Companies as of the date of this Agreement (collectively, the “Employees”), including each such employee’s name, title, employing entity, and present annual base salary or base wage rate and cash bonus and commission opportunities. There are no collective bargaining, labor union or similar labor-related agreements currently in existence or being negotiated by any Acquired Company to which an Acquired Company is or may become a party or by which any of them is or may become bound. To the Company’s Knowledge, there are no organizational campaigns, petitions, or other unionization activities seeking to authorize representation of any Employee. No labor organization has been certified or recognized as the representative of any of the Employees. In the two (2) years prior to the date of this Agreement, there has not been any strike, slowdown, picketing, work stoppage or unfair labor practice with respect to any Employees. There are no unfair labor practice or other material labor dispute charges or complaints pending or, to Company’s Knowledge, threatened against any Acquired Company with respect to the Employees. In the two (2) years prior to the date of this Agreement, no Acquired Company has effectuated (a) a “plant closing” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company or (b) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of any Acquired Company. Each individual providing services to any Acquired Company has been properly characterized as an employee or non-employee and no Acquired Company has any liability or obligations, including under or on account of any Employee Benefit Plan, arising out of the hiring or retention of persons to provide services to any Acquired Company and treating such persons as employees or non-employees of such Acquired Company.

3.16	Employee Benefits.

3.16.1	Section 3.16.1 of the Disclosure Schedule contains a list of all Employee Benefit Plans. As used in this Agreement “Employee Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock option, equity incentive, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement maintained by, or contributed to by, any Acquired Company or with respect to which any Acquired Company has any liability or would reasonably be expected to have liability. Each Employee Benefit Plan has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code. To the extent applicable to an Employee Benefit Plan, the Acquired Companies have made available to Buyer true, complete and correct copies of (i) the document, if any, constituting each material Employee Benefit Plan or a summary of material terms if there is not a document constituting such material Employee Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service, (iii) any Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters, (iv) the most recent summary plan description together with any summaries of all material modifications thereto, (v) the most recently prepared actuarial report and (vi) all material correspondence to or from any Governmental Authority received in the last two (2) years prior to the date of this Agreement. All contributions or other amounts payable by the Acquired Companies with respect to each Employee Benefit Plan in respect of current or prior plan years have in all material respects been paid or accrued in accordance with GAAP.

3.16.2	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on a favorable prototype opinion letter as to its qualified status under the Code, and, to the Company’s Knowledge, nothing has occurred since the latest favorable determination letter or prototype opinion letter that would reasonably be expected to adversely affect the qualification or tax exemption of any such Employee Benefit Plan.

3.16.3

No Employee Benefit Plan is, and none of the Acquired Companies or any ERISA Affiliates have previously in the past six (6) years or currently maintain, contribute to, or participate in any, nor do any of the Acquired Companies or any ERISA Affiliates have any obligation to maintain, contribute to, or otherwise participate in any: (i) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA,

(ii) “plan maintained by more than one employer” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) plan that is subject to the provisions of Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

3.16.4	Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in material documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

3.16.5	No Employee Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or any similar state law or ERISA or coverage through the end of the calendar month in which a termination of employment occurs).

3.16.6	(i) No Employee Benefit Plan has incurred any material liability in connection with any non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA (and not otherwise exempt under Section 408 of ERISA), (ii) there are no actions pending, or, to the Company’s Knowledge, threatened or anticipated (other than routine claims for benefits) against any Employee Benefit Plan or fiduciary thereto or against the assets of any such Employee Benefit Plan, and (iii) there are no audits, inquiries, or proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to any Employee Benefit Plan.

3.16.7	The approval, execution and delivery by the Company of this Agreement does not and the consummation of the Transaction and compliance with the terms of this Agreement will not either alone or in conjunction with any other event, (i) entitle any current employee, officer or manager of any Acquired Company to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or (iii) result in the payment of any amount that could, either alone or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

3.16.8	No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

3.16.9	No audit or investigation of an Employee Benefit Plan by a Governmental Authority has occurred in the past two (2) years and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan or any trust related thereto. No Acquired Company is in any material respect in default or violation of any Employee Benefit Plan.

3.17	Environmental Matters. The representations and warranties in this Section 3.17 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental or human health or safety matters, including any such matters arising under any Environmental Law. For purposes of this Section 3.17, a Proceeding, liability or obligation shall be deemed to be “material” if the same cannot be reasonably completed and/or remedied within six (6) months following commencement thereof or the cost thereof exceeds $100,000 individually, or $500,000 in the aggregate.

3.17.1	The operations of each of the Acquired Companies are in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and materially complying with any Environmental Permits applicable to the Business.

3.17.2	No Acquired Company is conducting or is required to conduct any material cleanup, monitoring or other remedial activities or is subject to any pending material claim or, to the Company’s Knowledge, has received any threat in writing alleging that an Acquired Company is in material violation of any Environmental Law or any Environmental Permit or has any material liability under any Environmental Law.

3.17.3	There are no material Proceedings pursuant to Environmental Law pending or, to the Company’s Knowledge, threatened in writing against any Acquired Company before any Governmental Authority, and no Acquired Company is subject under any Environmental Law to any material Judgment.

3.17.4	No Hazardous Materials are being or, to the Company’s Knowledge, have been used, generated, treated, stored, transported, disposed of, Released, handled, or otherwise exist on, under, about, or emanating from or to, any Real Property or at any property previously owned, leased or operated by any Acquired Company, that could be reasonably expected to result in a material liability to the Company pursuant to Environmental Laws.

3.17.5	To the Company’s Knowledge, there is no site to which any Acquired Company has transported or arranged for the transport of Hazardous Materials which is or may become the subject of any environmental action.

3.17.6	There is not now nor, to the Company’s Knowledge, has there ever been any underground or aboveground storage tank at any property currently owned, leased or operated by any Acquired Company or at any property previously owned, leased or operated by any Acquired Company, that could reasonably be expected to result in a material liability to any Acquired Company pursuant to Environmental Laws.

3.17.7	No Acquired Company has released any other Person from material claims or liability under any Environmental Law nor has any Acquired Company waived any rights concerning any material claims under any Environmental Law.

3.17.8	The Company has provided to Buyer true, complete and correct copies of (i) all environmental insurance policies held by any Acquired Company and (ii) all sampling results, environmental or safety audits or inspections, or other written reports or correspondence, in any of the Acquired Company’s possession or control, concerning environmental, health or safety issues as each pertains to exposures to Hazardous Materials, pertaining to any current or former operations of any Acquired Company or property currently or formerly owned, leased or operated by any Acquired Company, including any so-called Phase I, Phase II or other similar reports.

3.18	Tax Matters. The representations and warranties in Section 3.16 and this Section 3.18 are the sole and exclusive representations and warranties of the Company pertaining or relating to any Tax matter.

3.18.1	Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all federal and state Income Tax Returns and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. All federal and state income Taxes and other material Taxes due and owing by each Acquired Company (whether or not shown on any Tax Returns) have been timely paid.

3.18.2	The Latest Balance Sheet contains an adequate accrual in accordance with GAAP for all unpaid Taxes as of the Latest Balance Sheet Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income). No Acquired Company has incurred any liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.

3.18.3	No claim has ever been made in writing or, to the Company’s Knowledge, other than in writing by any Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not be resolved.

3.18.4	Each Acquired Company has complied with all applicable Laws relating to the payment and withholding of Taxes from Employees and other Persons.

3.18.5	There are no Liens for Taxes (other than Permitted Liens) on the assets of any Acquired Company.

3.18.6	No Acquired Company is a party to or bound by any Tax Agreement.

3.18.7	No Acquired Company has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as a transferee or successor, by Contract (excluding any ordinary course lending, lease or commercial agreement not primarily related to Tax) or otherwise.

3.18.8	No claim or deficiency for any Taxes has been asserted in writing or, to the Company’s Knowledge, other than in writing against any Acquired Company or any former Subsidiaries of the Company which has not been resolved and/or paid in full.

3.18.9	There are no pending or, to the Company’s Knowledge, threatened Tax audits or examinations of any Tax Returns of any Acquired Company. No Acquired Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding. There are no matters under discussion with any Taxing Authority with respect to Taxes that are likely to result in additional liability for Taxes with respect to any Acquired Company. No issues relating to Taxes of any Acquired Company were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a Post-Closing Tax Period.

3.18.10	No Acquired Company has engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(1).

3.18.11	For U.S. federal and state income tax purposes, (i) the Company is, and has at all times since its inception, been properly classified as a partnership and (ii) each other Acquired Company is, and has at all times since its inception, had the tax classification set forth on Section 3.18 of the Disclosure Schedule. RSI Communities Realty Inc. is the employer of the California sales counselors and holds a State of California Bureau of Real Estate Corporation Brokerage License (License No. 02034588). It does not engage in any other activities and, except for the employee expenses and offsetting revenue derived from commissions from the sale of homes, it does not hold any other assets or derive any material income from its activities.

3.18.12	No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction on or prior to the Closing Date, or any accounting method change or agreement with any Taxing Authority filed or made on or prior to the Closing Date.

3.18.13	The Company has delivered or made available to Buyer complete and accurate copies of all federal and state Income Tax Returns and other material Tax Returns of the Acquired Companies for all taxable years remaining open under the applicable statute of limitations.

3.18.14	The Company has not elected pursuant to Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 (the “Bipartisan Budget Act”), and Treas. Reg. §301.9100-22T, to have the amendments to the Code made by Section 1101 of the Bipartisan Budget Act apply to any Tax Return of the Company relating to any taxable year beginning after November 2, 2015 and before January 1, 2018.

3.18.15	Notwithstanding any other provision of this Agreement, none of Sellers or the Company is making or will be construed to have made any representation or warranty as to (i) the amount or availability of any net operating loss, tax credit, tax basis or other similar tax attribute of the Company or (ii) any Tax position that Buyer or any of its Affiliates (including the Company and any of its Subsidiaries) may take in or in respect of a Post-Closing Tax Period.

3.19	Suppliers. Section 3.19 of the Disclosure Schedule sets forth (i) the ten (10) largest suppliers (by purchases) for each Acquired Company for the twelve (12)-month period ended on the Latest Balance Sheet Date and (ii) any sole source suppliers of any Acquired Companies (collectively, the “Top Suppliers”), and includes the actual amount the Acquired Companies purchased from each such Top Supplier during such period (treating affiliated suppliers as a single supplier). Since the Latest Balance Sheet Date, the Acquired Companies have not received any written or, to the Company’s Knowledge, oral notice from any Top Supplier to the effect that such Top Supplier is materially altering or terminating its business relationship with the Acquired Companies and will stop providing products or services to the Acquired Companies, prior to the termination of any existing agreement with such Top Supplier. To the Company’s Knowledge, the Company does not reasonably expect any Top Supplier to cancel or otherwise substantially modify its relationship with any Acquired Company or to decrease or limit materially its supply of services or products to any Acquired Company.

3.20	Related Party Transactions. No Related Party of any Acquired Company (a) is a party to any current Material Contract with any Acquired Company, (b) has any direct or indirect financial interest in (except as an owner of five percent (5%) or less of the stock of any Person listed on a national securities exchange or traded in the over-the-counter market), or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Acquired Company, (c) has any interest in any material property or material asset of any Acquired Company, (d) has outstanding any Indebtedness owed to any Acquired Company or (e) is the obligee or beneficiary of any liability of any Acquired Company, except for employment-related compensation or liabilities payable in the Ordinary Course.

3.21	Brokers. Except for Citigroup Global Markets Inc., no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of any Acquired Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made under this Agreement, Buyer represents and warrants to the Company and Sellers as set forth below.

4.1	Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate power and authority and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Buyer is duly qualified to do business as a foreign entity and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of properties or assets or the nature of its activities requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Buyer.

4.2	Power and Authorization; Enforceability.

4.2.1	Buyer has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to carry out the Transaction. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and each other Buyer Transaction Document. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document.

4.2.2	Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer, will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

4.3	No Violation or Conflict.

4.3.1	Provided that the consents set forth in Section 4.3.1 of the Disclosure Schedule are obtained prior to the Closing Date, neither the execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents nor the consummation of the Transaction (with or without the passage of time or the giving of notice, or both) will:

(a)	conflict with or result in a breach of the organizational documents of Buyer;

(b)	violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to Buyer or its Affiliates or by which they or any of their respective properties or assets are bound;

(c)	(i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under or (iv) conflict with, result in a violation or breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under any of the terms or conditions of any material Contract to which Buyer is a party or by which it or any of its properties or assets are bound;

(d)	result in the creation or imposition of any Lien upon any of the assets of Buyer, other than Permitted Liens; or

(e)	cause a loss or adverse modification of any material Governmental Authorization used or held by Buyer or any of its Affiliates;

except where the failure of any of the above to be true would not have a Material Adverse Effect on Buyer.

4.3.2	Section 4.3.2 of the Disclosure Schedule contains a complete and accurate list of each material consent, registration, notification, filing or declaration of or with, any Governmental Authority or other Person required to be given or made by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the other Buyer Transaction Documents.

4.4	Compliance with Laws. Buyer is currently in compliance with all applicable Laws and Governmental Authorizations, except where the failure to be in compliance would not have a Material Adverse Effect on Buyer.

4.5	Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened in writing which involve or affect Buyer, or any of its businesses or assets, at Law or in equity, or before or by any Governmental Authority, nor is there any unsatisfied Judgment against or affecting Buyer, or its business, properties or assets that could have a Material Adverse Effect on Buyer. There is no Proceeding pending, or to Buyer’s knowledge, threatened in writing against Buyer that would have a Material Adverse Effect on Buyer.

4.6	Brokers. Except for J.P. Morgan Securities LLC, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of Buyer or any of its Affiliates.

4.7	Investment. Buyer is acquiring the Membership Interests for its own account, for investment only, and not with a view to any resale or public distribution of the Membership Interests. Buyer will not offer to sell or otherwise dispose of such shares in violation of any Laws applicable to any such offer, sale or other disposition. Buyer acknowledges that (a) such Membership Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, (b) there is no public market for such Membership Interests and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in such Membership Interests for an indefinite period of time. As of the Closing, Buyer will be an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect. Buyer is not acting as agent or representative of another party, and has no current plan or intention to resell the Company or its assets or business to another Person.

4.8	Available Funds. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the Transaction and will have immediately available cash, available credit facilities or other immediately available funds at the time of the Closing to consummate the Transaction. Buyer has delivered to the Sellers’ Representative true, complete and correct copies of the executed debt commitment letter and related term sheet, dated as of February 19, 2018, among Buyer, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Credit Suisse AG, in each case together with any related fee letters (redacted in a customary manner), engagement letters or other agreements, including all exhibits, schedules, annexes and amendments to such letters in effect on the date hereof (collectively, the “Bridge Commitment Letters,” as each may be amended or replaced from time to time to the extent permitted by Section 5.13), pursuant to which, and subject to the terms and conditions of which, the lender parties thereto have committed to provide loans to Buyer in the amounts described therein for the purposes of consummating the transactions contemplated by this Agreement (the provision of such funds as set forth therein, the “Bridge Financing”) and any Persons that have committed to provide, arrange or agent, or otherwise entered into agreements in connection with the Bridge Financing. Buyer expressly acknowledges that its ability to obtain financing is not a condition to its obligations under this Agreement. Each Bridge Commitment Letter is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception, and to the knowledge of Buyer, the other parties thereto. Each Bridge Commitment Letter is in full force and effect, and the Bridge Commitment Letters have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated by Buyer or, to the knowledge of Buyer, any other party thereto. There are no side letters or other agreements, contracts or arrangements related to the funding of the full amount of the Bridge Financing other than as expressly contemplated by the Bridge Commitment Letters.

4.9	Tax and Legal Matters. Buyer has reviewed with Buyer’s own tax and legal counsel the tax and other consequences of the Transaction and the legal effects thereof before Buyer’s execution and delivery of this Agreement and each other Buyer Transaction Document. Buyer has relied solely on its own advisors and not on any statements or representations by Sellers, the Sellers’ Representative, the Company or any of their respective Representatives, except for the representations and warranties of Sellers in Article 2 and the Company in Article 3. Buyer understands that, except as otherwise provided in this Agreement, it (and not Sellers or the Sellers’ Representative) will be responsible for its own legal or Tax Liabilities that may arise as a result of the Transaction. Buyer agrees that it has been advised to consult with its own tax and legal counsel in connection with the foregoing.

ARTICLE 5

CERTAIN COVENANTS OF THE PARTIES

5.1	Further Actions. Upon the terms and subject to the conditions in this Agreement, each Party will use commercially reasonable efforts to take all action and to do all things necessary or advisable to consummate and make effective the Transaction as promptly as reasonably practicable, including (a) satisfaction, unless waived by the Party to whose benefit they would otherwise accrue, of the closing conditions in Article 6, (b) defending any Proceedings challenging the Transaction or the performance of the obligations of any Party in connection with the Transaction, (c) obtaining, delivering or effecting any waivers, modifications, permits, consents, approvals, authorizations, qualifications, notices, registrations and filings that are required in connection with the consummation of the Transaction and (d) executing and delivering any instruments and taking any other actions, including furnishing to each other Party any assistance or information the other Party reasonably requires in order to carry out the intent of the Transaction Documents (including entering into an escrow agreement with an institutional escrow agent, including First American Title or its Affiliates). From and after the Closing, each of Sellers and Buyer agrees to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper, or advisable in order to consummate or implement expeditiously the Transaction. Notwithstanding the foregoing in this Section 5.1, none of Sellers, the Sellers’ Representative, Buyer or any of their respective Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any third party to obtain any applicable consent, waiver or approval.

5.2	Conduct of the Business by Sellers and the Company.

5.2.1	From the date of this Agreement through the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing Date (the “Pre-Closing Period”), or as Buyer may otherwise approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or required by this Agreement, Sellers will, and will cause the Acquired Companies to, (1) conduct the Business in the Ordinary Course, (2) use commercially reasonable efforts to preserve intact the Business, keep available the services of the Employees, officers, directors and consultants, and preserve the goodwill and preserve the existing relationships (contractual or otherwise) with customers, suppliers, licensors, distributors and others having business relationships with it, (3) comply in all material respects with all applicable Laws; (4) file all Tax Returns required to be filed and pay all applicable Taxes as such Taxes become due and payable; and (5) maintain all existing material licenses, and permits applicable to its operations and businesses. Without in any way limiting any of the foregoing, except (w) as otherwise expressly contemplated by the Transaction Documents, (x) as set forth on Section 5.2.1 of the Disclosure Schedule, (y) as Buyer may otherwise approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (z) as otherwise expressly contemplated or required by this Agreement, with respect to any Acquired Company, Sellers will not, and will cause such Acquired Company not to:

(a)

(i) declare, set aside or pay any non-cash distribution in respect of the Membership Interests, (ii) issue or sell, or commit to issue or sell, any Membership Interests or any other equity interests of any Acquired Company, or any other options, warrants or rights of any kind to acquire any membership interest, or grant any preemptive rights, rights of first refusal, redemption rights, repurchase rights, or “tag along” or “drag along” rights in respect of any of such Membership Interests or other equity interests, or (iii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its membership interests or other equity securities;

(b)	amend its organizational documents;

(c)	change its fiscal year or make any change in any method of accounting or accounting practice or policy other than as required by GAAP or applicable Law;

(d)	except as required by applicable Law or an Employee Benefit Plan in effect on the date hereof, (i) grant or materially increase the compensation or benefits of any employee or other individual service provider of an Acquired Company who is anticipated to earn in excess of $100,000 per year, (ii) enter into or amend or terminate any Employee Benefit Plan, (iii) grant severance pay to an employee or independent contractor of an Acquired Company (other than new hires that would be executive officers of an Acquired Company after the date hereof), (iv) grant any equity or equity-linked awards or other material bonus, commission or other incentive compensation to any employee or other individual service provider of an Acquired Company or (v) hire or promote any employee or other individual service provider of any Acquired Company with compensation or benefits in excess of $100,000 or terminate any employee or other individual service provider of any Acquired Company other than for cause; provided, that nothing set forth in this Section 5.2.1(d) will in any way prohibit Sellers or the Acquired Companies from paying any annual, year-end or other bonus, or any commissions, in each case, required by the terms of an Employee Benefit Plan as in effect as of the date of this Agreement to an Employee provided such payments are made in their entirety prior to the Closing Date;

(e)	acquire any business or any corporation, limited liability company, partnership, joint venture, association, or other business organization or division thereof;

(f)	other than to exercise options to purchase Real Property (as disclosed on Section 5.2.1(f) of the Disclosure Schedule), acquire or agree to acquire any assets the consideration for which would exceed $100,000 individually or $1,000,000 in the aggregate, or make or agree to make any capital expenditures except in the Ordinary Course; provided, that, in all events, Sellers shall keep Buyer reasonably informed of any pending acquisitions of Real Property and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to such acquisitions;

(g)	sell, assign, license, transfer, hypothecate, convey, lease or otherwise dispose of any material asset or property of the Business, except (i) disposition of obsolete equipment or (ii) sales of houses, land, building materials or other assets or property in the Ordinary Course, provided that Sellers keep Buyer reasonably informed of any pending sales of parcels of the Owned Real Property (excluding sales of single family housing units in the Ordinary Course) and provide copies of all letters of intent, purchase agreements or other material correspondence or agreements relating to such sales;

(h)	incur any Indebtedness or assume, guarantee or endorse the obligations of any Person, except for Indebtedness incurred (i) pursuant to the Company’s revolving credit facility arrangements with its lenders or (ii) in the Ordinary Course in a principal amount, not in the aggregate, in excess of $100,000 for each Acquired Company;

(i)	create or assume any mortgage or pledge, or impose any material Lien on, any material asset or property of the Acquired Companies, except (i) for Permitted Liens, (ii) as required by applicable Law or (iii) pursuant to any Contracts, including Home Purchase Contracts and Contracts for the sale of land, building materials or other assets or property, entered into in the Ordinary Course;

(j)	make any loan, advance or capital contribution to or investment in any officer, manager, employee or equityholder of the Acquired Companies or any firm or business in which any such Person has a direct or indirect material interest;

(k)	cancel any Indebtedness owed to any Acquired Company or waive any claims or rights of value, except in the Ordinary Course;

(l)	adopt or execute a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other material reorganization of any Acquired Company (including a conversion from a limited liability company to a corporation), other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company;

(m)	extend, materially amend, terminate or grant any relinquishment or release of any right under any Material Contract or Real Property Lease or enter into any Contract that would be a Material Contract or Real Property Lease if entered into prior to the date hereof (other than in the Ordinary Course or terminations of Material Contracts occurring due to the expiration of the term thereof);

(n)	amend, extend, renew or permit to lapse existing insurance policies or enter into new insurance policies, except in either case on such terms and for such amounts as are in the Ordinary Course;

(o)	make, change or revoke any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax Agreement; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case if the action would reasonably be expected to have an adverse effect on Buyer or any Acquired Company in a Post-Closing Tax Period;

(p)	(i) pay, discharge, settle or satisfy any material Proceeding to which any Acquired Company is party or (ii) cancel, assign, forgive or waive any material claims or rights; or

(q)	agree or commit to do any of the actions set forth in clauses (a) through (p) above.

5.3	Access to Information.

5.3.1	From the date of this Agreement until the Closing Date, Sellers will, and will instruct the Acquired Companies to, use commercially reasonable efforts to, upon reasonable advance notice, (a) give Buyer and its authorized Representatives reasonable access to the offices, properties, books and records of the Acquired Companies and (b) furnish to Buyer and its authorized Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request.

5.3.2

From and after the Closing, Sellers and Buyer will promptly afford the other Party and its Affiliates and their respective Representatives reasonable access to their respective properties, information, data, books, records, employees and auditors to the extent relating to the Acquired Companies to the extent necessary or useful for the Party requesting such access in connection with any Proceeding (other than any Proceeding in connection with this Agreement, the other Transaction Documents or the Transaction). In addition, from and after the Closing Date, Buyer will, and will cause its Affiliates to, upon reasonable notice by Sellers or their respective Affiliates to Buyer, (a) provide to Sellers and their respective Affiliates and their respective Representatives reasonable access to their properties, information, data, books, records, employees and auditors to the extent relating to the Acquired Companies with respect to any Pre-Closing Period or matter occurring prior to the Closing, (b) permit Sellers and their respective Affiliates and their respective Representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request, (c) make available to Sellers and their respective Affiliates and their respective Representatives, the officers, employees and other Representatives of the Acquired Companies and to provide reasonable assistance and co-operation in the review of information described in this Section 5.3.2 and (d) cooperate with Sellers and their respective Affiliates and their respective Representatives, including by furnishing such records and information, to the extent reasonably necessary or appropriate in connection with any Proceeding arising out of the Business, in each case of the foregoing clauses (a) through (d), other than with respect to any Proceeding involving disputes between Buyer, on the one hand, and Sellers or the Sellers’ Representative, on the other hand.

5.3.3	Anything to the contrary in Sections 5.3.1 or 5.3.2 notwithstanding, (a) access rights pursuant to Sections 5.3.1 and 5.3.2 will be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the Party granting such access, (b) the Party granting access may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined in writing by such Party’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined in writing by such Party’s counsel, would reasonably be expected to conflict with applicable Laws or agreements with Governmental Authorities, (c) none of Sellers or any of their respective Affiliates or their respective Representatives will have any obligation to provide Buyer, its Affiliates or their respective Representatives (i) access to any personnel records of Sellers or the Acquired Companies relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any Seller or the Acquired Companies or (ii) access to the properties or assets of the Acquired Companies to conduct any subsurface or Phase II environmental investigation, or sampling or testing of any environmental medium, and (d) the Party requesting access pursuant to Sections 5.3.1 or 5.3.2 will reimburse the other Party promptly for all reasonable and documented out-of-pocket costs and expenses incurred by the other Party in connection with any such request made after the Closing.

5.4	Confidentiality; Books and Records.

5.4.1	All information provided to Buyer or its respective Affiliates pursuant to Section 5.3 prior to the Closing will be held by Buyer as Information (as defined in the Confidentiality Agreement, “Confidential Information”) and will be subject to the Confidentiality Agreement, the terms of which are incorporated into this Agreement by reference. The Confidentiality Agreement is amended to provide that it will continue in full force and effect until the Closing Date, at which time it will automatically terminate.

5.4.2	From and after the Closing Date, (a) Sellers and Buyer will, and will cause their respective Affiliates and Representatives to, maintain in confidence this Agreement and the other Transaction Documents and any written, oral or other information related to the negotiation of this Agreement and the other Transaction Documents, (b) Sellers will, and will cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Acquired Companies obtained by virtue of Sellers’ ownership of the Acquired Companies prior to the Closing and (c) Buyer will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Sellers or their respective Affiliates obtained by virtue of Buyer’s or Sellers’ ownership, management or provision of services to the Acquired Companies from and after the Closing, except, in each case, to the extent that the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable Party.

5.4.3	Subject to Sections 5.4.1 and 5.4.2, Sellers, their respective Affiliates and their respective Representatives will have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax returns and other information and documents relating to Tax matters) of the Acquired Companies relating to periods ending on or prior to the Closing Date or any Straddle Period (a) relating to information (including employment and medical records) regarding the Continuing Employees, (b) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (c) as may be necessary for Sellers or their respective Affiliates to perform their respective obligations pursuant to this Agreement or any other Transaction Document, in each case subject to compliance with all applicable privacy Laws. Buyer agrees that, with respect to all original books, data, files, information and records of the Acquired Companies existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent in the aggregate than those generally applied by Buyer to its own books and records and (z) for at least ten (10) years after the Closing Date, preserve and retain all such original books, data, files, information and records. If any Seller, any Affiliate thereof or any of their respective Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller (on its own behalf or on behalf of such Affiliate or Representative) shall promptly notify Buyer in writing prior to any such disclosure and shall disclose only that portion of such information which such Seller, Affiliate or Representative is legally required to disclose.

5.5	Public Announcements. Sellers and their respective Affiliates (including the Acquired Companies), on the one hand, and Buyer and its Affiliates, on the other hand, agree that no public release or announcement concerning the Transaction will be issued prior to the Closing Date by any Party without the prior written consent of Buyer and Sellers (which consent will not be unreasonably withheld, conditioned or delayed), except (a) an announcement by Sellers and the Acquired Companies to each of their employees, suppliers or customers regarding the execution of this Agreement and (b) as required by applicable Laws (including securities laws) or rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow such other Party reasonable time under the circumstances to comment on, and the Party required to make the release or announcement will in good faith consider such comments for inclusion in, such release or announcement in advance of such issuance.

5.6	Interim Financial Statement; Cooperation with Audits.

5.6.1	During the Pre-Closing Period, the Sellers’ Representative will provide to Buyer, no later than fifteen (15) days after the end of each calendar quarter during such period, an unaudited consolidated balance sheet of the Acquired Companies, as of the three (3) month period then ended, and the related unaudited consolidated statements of income, members’ equity and cash flows for such three (3) month period.

5.6.2	Without limiting Section 5.13, prior to or following Closing, Buyer may, at its sole cost and expense, engage KPMG US LLP or another accounting firm selected by Buyer (the “Auditors”) to perform audits and/or review of the financial statements of the Acquired Companies, which audits may include all disclosures required by GAAP and the regulations of the Securities and Exchange Commission, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in accordance with Section 3.05 and Article 11 of Regulation S-X and all related rules and regulations thereof. Sellers shall, and prior to the Closing shall cause the Acquired Companies to (and after the Closing, shall cause Sellers’ Representative to) use commercially reasonable efforts, at Buyer’s sole cost and expense, to respond to any reasonable request of Buyer and the Auditors in connection with the performance of such audits and/or reviews, including (a) using their commercially reasonable efforts to provide such financial and other pertinent information within the knowledge or possession of Sellers or the Sellers’ Representative regarding the Acquired Companies as may be reasonably requested by the Auditors in connection therewith and to facilitate any Financing, and (b) using their commercially reasonable efforts to cause the independent accountants of the Acquired Companies (if different than the Auditors) to provide assistance to the Auditors in connection with the foregoing (including providing consent to Buyer to use any of the audit reports of the Acquired Companies in connection with any Financing or as may otherwise be required by the rules and regulations of the Securities and Exchange Commission, and issuing customary “comfort letters”). The provisions of this Section 5.6.2 shall survive the Closing until the first (1st) anniversary thereof.

5.7	Tax Matters.

5.7.1	Tax Returns.

(a)

The Sellers’ Representative will be responsible for directing the preparation and filing of all Income Tax Returns of the Acquired Companies for any Pre-Closing Tax Period that is required to be filed after the Closing Date and will prepare such Tax Returns in accordance with past practices of the Acquired Companies unless otherwise required under applicable Law. No later than twenty (20) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, the Sellers’ Representative will make such Tax Return available for review by Buyer. With respect to such Tax Return for RSI Communities Realty Inc. or any other Acquired Company that is not treated as a pass-through entity under such Tax Return, Buyer will have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Return, and the Sellers’ Representative will modify such Tax Return, as reasonably and timely requested by Buyer, before filing. With respect to such Tax Return for any Acquired Company that is treated as a pass-through entity under such Tax Return, Buyer will have the right to approve (which approval will not be unreasonably withheld, conditioned or delayed) any position taken in any such Tax Return that could reasonably be expected to result in an increase in the Taxes of Buyer or its Affiliates (including the Acquired Companies) in a Post-Closing Tax Period.

(b)	Buyer will be responsible for directing the preparation and filing of all other Tax Returns with respect to the Acquired Companies for Pre-Closing Tax Periods and Straddle Periods and will prepare such Tax Returns in accordance with past practices of the Acquired Companies unless otherwise required under applicable Law. No later than twenty (20) days prior to the due date for filing any such Tax Return, taking into account any extensions of such filing date, Buyer will make such Tax Return available for review and approval by the Sellers’ Representative (which approval will not be unreasonably withheld, conditioned or delayed) and will modify such Tax Return, as reasonably and timely requested by the Sellers’ Representative, before filing to the extent Sellers could be liable for any Taxes (directly or through a claim for indemnification), or could be entitled to any refund of Taxes, on such Tax Return.

(c)	Sellers shall pay, or reimburse Buyer for, in the case of Tax Returns described in Section 5.7.1(a), all Taxes shown thereon to be due, and, in the case of Tax Returns of the Acquired Companies for Pre-Closing Tax Periods and Straddle Periods described in Section 5.7.1(b), the amount of Taxes shown thereon to be due (in the case of such Tax Returns for Pre-Closing Tax Periods) or the amount of Taxes shown thereon to be due and that are allocable to the portion of the Straddle Period ending on the Closing Date (in the case of such Tax Returns for Straddle Periods), in each case except to the extent such Taxes were included in the Closing Statement, as finally determined, and taken into account in the Closing Date Purchase Price.

5.7.2

Tax Contests. Buyer, on behalf of the Acquired Companies, will promptly notify the Sellers’ Representative in writing upon receipt by Buyer or any Acquired Company of notice of any Tax audits, examinations or assessments relating to any

Acquired Company that pertain to a Pre-Closing Tax Period or Straddle Period or that could give rise to indemnification under Article 7 (each, a “Tax Contest”). The Sellers’ Representative will control the portion of any such Tax Contest that relates to any Pre-Closing Tax Period if the resolution of the Tax Contest could reasonably be expected to have an adverse effect on Sellers or their beneficial owners, and Buyer will control with respect to any other Tax Contest. The Sellers’ Representative will keep Buyer reasonably informed of the progress of any Tax Contest that the Sellers’ Representative is entitled to control under this Section 5.7.2, and the Sellers’ Representative will not settle such Tax Contest without Buyer’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) to the extent such settlement would have an adverse effect on Buyer. Buyer will keep the Sellers’ Representative reasonably informed of the progress of any Tax Contest that Buyer is entitled to control under this Section 5.7.2, and Buyer will not settle such Tax Contest without the Sellers’ Representative’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) to the extent such settlement would have an adverse effect on Sellers. To the extent there is any inconsistency between the provisions of this Section 5.7.2 and Section 7.3, the provisions of this Section 5.7.2 shall control with respect to Tax Contests.

5.7.3	Tax Refunds. Any refund of Taxes received by the Acquired Companies relating to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (or any election to apply the right to such a refund as a payment of, or a credit against, future Taxes) (a “Pre-Closing Tax Refund”), will, to the extent such Taxes were paid by an Acquired Company prior to the Closing, included in the Closing Statement, as finally determined (and taken into account in the Closing Date Purchase Price), or paid out of the Indemnification Escrow Account after the Closing, be credited to Sellers. Buyer will promptly pay, or cause to be paid, the amount of any Pre-Closing Tax Refund, including the amount of interest actually received on any Pre-Closing Tax Refund (but net of (i) taxes payable by Buyer or any Acquired Company with respect to such Pre-Closing Tax Refund or interest and (ii) reasonable, out-of-pocket costs and expenses incurred in connection with obtaining such Pre-Closing Tax Refund), to the Sellers’ Representative (for distribution to Sellers) upon receipt (or use) of such Pre-Closing Tax Refund by the Acquired Companies or any of their Affiliates. To the extent any such Pre-Closing Tax Refund is subsequently disallowed or required to be returned to the applicable Taxing Authority, Sellers agree to promptly repay the amount of such refunds or credits, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Buyer.

5.7.4

Books and Records; Cooperation. Buyer and Sellers will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or Proceeding relating to Taxes with respect to the Acquired Companies and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or proceeding, provided, that the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

5.7.5	Straddle Period. For purposes of this Section 5.7, the portion of Tax with respect to the income, property or operations of the Acquired Companies that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.7.5. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

5.7.6	Tax Treatment of Transactions. For federal and state income tax purposes, the sale of the Membership Interests by Sellers to Buyer will be treated, pursuant to Situation 2 of Revenue Ruling 99-6: (i) by Buyer, as a purchase of the assets of the Company (including assets of those Subsidiaries that are treated as disregarded entities for U.S. federal Tax purposes), and (ii) by Sellers, as a sale of their membership interests in the Company.

5.7.7	Post-Closing Actions. The Parties further agree that, except as otherwise required by applicable Laws, Buyer will not, without the prior written consent of the Sellers’ Representative, (a) except as specifically provided in Section 5.7.1(b), file or cause any Acquired Company to file any Tax Return or amended Tax Return for any Pre-Closing Tax Period or Straddle Period, (b) except as specifically provided in Section 5.7.11, make any election that has any retroactive effect on any Pre-Closing Tax Period or Straddle Period, or (c) take, or cause or permit any Acquired Company to take, any action on the Closing Date or following the Closing that would increase Sellers’ liability for Taxes to any Taxing Authority or to Buyer pursuant to this Agreement or reduce any Pre-Closing Tax Refund to which Sellers would otherwise be entitled under this Section 5.7.

5.7.8	Transaction Deductions. Any Transaction deductions will, to the maximum extent permitted by Law, be reflected on the Income Tax Returns of the Company for the Pre-Closing Tax Period ending on the Closing Date. Except as otherwise required pursuant to a determination (as defined in Section 1313 of the Code), none of the Acquired Companies, Buyer or any of their respective Affiliates will take any position inconsistent with such treatment.

5.7.9	Purchase Price Allocation. As soon as practicable after the date hereof, Buyer and the Sellers’ Representative will use good faith efforts to mutually agree upon an allocation of the Closing Date Purchase Price and liabilities of the Company among the assets of the Company (including assets of those Subsidiaries that are treated as disregarded entities for U.S. federal income Tax purposes) for applicable Tax purposes, including such modifications as are appropriate to reflect any adjustments in the Closing Date Purchase Price in accordance with this Agreement (the “Allocation”). If the Parties are able to reach agreement on the Allocation, Buyer, the Acquired Companies and Sellers agree to (a) prepare and file each of their respective Tax Returns and any required amendments thereto, on a basis consistent with the Allocation as so determined and (b) unless otherwise required pursuant to a determination (as defined in Section 1313 of the Code), take no position inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any Taxing Authority; provided, however, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation. If, after good faith efforts, the Parties are unable to reach an agreement on the Allocation, each of Buyer and the Sellers’ Representative shall be free to determine its own Allocation for applicable Tax purposes.

5.7.10	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction (“Transfer Taxes”) will be borne and paid by Buyer.

5.7.11	Section 6226 Election. The Sellers’ Representative and Sellers agree to cause the Company to make, or allow Buyer to cause the Company to make, a valid election under Section 6226 of the Code (for the avoidance of doubt, as such provision has been amended by the Bipartisan Budget Act) (and any similar election available under any state or local Law) with respect to any “imputed underpayment” (within the meaning of Section 6226 of the Code) (or any similar or corresponding amount under state or local Law) that relates to any period (or portion thereof) ending on or before the Closing Date.

5.8	Employee Matters.

5.8.1	Employment Terms and Benefits. With respect to the Employees who are employed by the Acquired Companies as of immediately prior to the Closing (the

“Continuing Employees”), for a period extending until the earlier of the termination of a Continuing Employee’s employment by Buyer or its Affiliates or twelve (12) months following the Closing Date, Buyer agrees that each Continuing Employee will be provided with (a) cash compensation (including base salary or wage rates, target bonus or other target incentive opportunities and commission rates and other commission arrangements, in each case as applicable to the Continuing Employee), not less favorable than the cash compensation (including base salary or wage rates, target bonus or other target incentive opportunities and commission rates and other commission arrangements) provided to such Continuing Employee immediately prior to the Closing and (b) other benefits (other than equity or equity-based benefits) that are not materially less favorable in the aggregate than the benefits provided to such Continuing Employee as of immediately prior to the Closing.

5.8.2	Service Credit. Buyer will ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined-benefit pension plan or equity incentive plan), for service with Sellers, the Acquired Companies or any Affiliates (or predecessor employers to the extent such past service credit is provided under the applicable Employee Benefit Plans) under each of the comparable employee benefit plans of the Acquired Companies, Buyer or its Affiliates in which such Continuing Employee becomes a participant; provided, however, that no such service recognition will result in any duplication of benefits. As of the Closing Date, Buyer or its Affiliates will credit to the Continuing Employees the amount of vacation time that each Continuing Employee had accrued under any applicable Employee Benefit Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Buyer or its Affiliates for the benefit of any Continuing Employee, Buyer will use commercially reasonable efforts to (a) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (b) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by the Acquired Companies, Buyer or its Affiliates for the plan year in which the Closing Date occurs.

5.8.3	COBRA. Buyer or its Affiliates will bear and be responsible for all liabilities and obligations to provide any former employees of the Acquired Companies or any Continuing Employees who terminate employment after the Closing Date with COBRA continuation coverage in accordance with the requirements of Section 4980B of the Code and any applicable state Law.

5.8.4	401(k) Plan. Not later than the Closing Date, the Acquired Companies, Buyer or an Affiliate of Buyer that together with Buyer is treated as a single employer under

Section 414 of the Code will establish or maintain a defined contribution plan and related trust intended to qualify under Section 401(a) and Section 501(a) of the Code that on or after the Closing Date will accept a contribution, in cash or, to the extent of any notes associated with the outstanding balance of any loans to Continuing Employees that are not then in default, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a Continuing Employee under any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

5.8.5	Severance Plans. From and after the Closing Date, Buyer or its Affiliates will ensure that each Continuing Employee is provided with severance and termination benefits that are at least as favorable as the severance and termination benefits provided to such Continuing Employee as of the date of this Agreement under the applicable Employee Benefit Plan covering such Continuing Employee. Buyer acknowledges and agrees that upon the Closing, (i) the Company will continue to be the employer under the RSI Communities LLC Retention and Severance Plan, as amended and restated (the “Severance Plan”), and (ii) Buyer will be bound by the Severance Plan.

5.8.6	Miscellaneous. Nothing contained in this Agreement, whether express or implied, will (a) be treated as an amendment of any Employee Benefit Plan maintained by Sellers, Buyer or any of their respective Affiliates, or will be construed to prohibit Sellers, Buyer or any of their respective Affiliates from amending or terminating any such Employee Benefit Plan, (b) limit the right of Sellers, Buyer or any of their respective Affiliates to terminate the employment of any Person, (c) provide any Person with any right to continued employment or (d) create any third party beneficiary rights in any Person who is not a party to this Agreement.

5.9	Directors’ and Officers’ Exculpation; Indemnification.

5.9.1	Buyer will cause the Acquired Companies to assume, and the Acquired Companies hereby assume, the obligations with respect to all rights to indemnification and exculpation from liabilities (a) for acts or omissions occurring at or prior to the Closing Date in favor of the current or former members, equityholders, managers, directors, officers or other employees or agents of the Acquired Companies or any of their respective Affiliates or the respective successors, assigns, heirs, executors or administrators of the foregoing, in each case currently indemnified by the Acquired Companies (collectively, the “Covered Persons”) as provided in their respective organizational or charter documents as in effect immediately prior to the Closing, and such obligations will survive the consummation of the Transactions and will continue in full force and effect in accordance with their terms for not less than six (6) years from the Closing Date; and (b) in favor of the Covered Persons and any employee of any Acquired Companies who acts as a fiduciary under any Employee Benefit Plan to the extent arising from, relating to or otherwise in respect of any actual or threatened in writing Proceeding in respect of actions or omissions occurring at or prior to the Closing Date in connection with such Person’s duties as an officer, manager, director or employee of such Acquired Company, including with respect to this Agreement, any other Transaction Document and the Transaction.

5.9.2	Buyer will pay the cost of a six-year extended period directors’ and officers’ liability insurance policy providing at least the same coverage and amounts and containing terms and conditions not less advantageous in any material respect to the policies maintained by the Acquired Companies as of the date of this Agreement, covering claims arising from facts or events that occurred at or prior to the Closing Date. The Sellers’ Representative will choose the insurance agent and/or policy consistent with the foregoing and Buyer will cause such extended policy to be purchased effective as of the Closing and will cause such policy to remain in full force and effect and to extend throughout such six (6) year term.

5.9.3	Buyer will, to the fullest extent permitted by applicable Law, cause the Acquired Companies to honor all of their respective obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for their acts or omissions occurring at or prior to the Closing Date pursuant to their organizational documents, and such obligations will continue in full force and effect in accordance with the terms of such organizational documents from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.

5.9.4	This Section 5.9 is (a) intended to be for the benefit of, and will be enforceable by, each Covered Person and such Covered Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Covered Persons will be third party beneficiaries of this Section 5.9, and (b) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Covered Person may have by contract or otherwise.

5.9.5	If all or substantially all of the business or assets of the Acquired Companies are sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then Buyer and the Acquired Companies will, and in each such case, cause their respective successors and assigns to assume the obligations set forth in this Section 5.9. This Section 5.9 will apply to all such successors and assigns.

5.10	Exclusivity. From the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 8.1 (the “Exclusivity Period”), Sellers will not, will not permit the Acquired Companies to, and will not authorize any officer, manager, director, Affiliate, employee or agent of Sellers or the Acquired Companies to (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to an investment in or any business combination with the Acquired Companies, or the sale of a material portion of the assets and/or equity of the Acquired Companies (a “Competing Transaction”), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Competing Transaction, or furnish to any other Person any information with respect to the assets or business of the Acquired Companies for the purpose of pursuing a possible Competing Transaction with another party or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Sellers will not, and will not permit the Acquired Companies to, directly or indirectly authorize any other Representative to take any action prohibited to Sellers, the Acquired Companies or the officers, managers, directors, Affiliates, employees, or agents of Sellers and the Acquired Companies under this Section 5.10. Sellers will, and will cause the Acquired Companies, and each of their respective officers, managers, directors, Affiliates, employees, and agents, to immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted before the date of this Agreement with respect to any Competing Transaction for the duration of the Exclusivity Period.

5.11	Representation and Warranty Insurance Policy. Buyer (or one or more of its Affiliates) has entered into the representation and warranty insurance policy attached hereto as Exhibit G (the “Representation and Warranty Insurance Policy”). Buyer will not (and will cause its Affiliates to not) amend, modify, terminate or waive any provision concerning the rights of subrogation contained in the Representation and Warranty Insurance Policy or any other provision thereof in a manner materially adverse to Sellers without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

5.12	Cooperation with Title Insurance. On or prior to the Closing Date, Sellers and the Company agree to reasonably cooperate with Buyer in Buyer’s efforts to obtain such title insurance as Buyer or any Financing Source of Buyer may reasonably require with respect to the Owned Real Property, provided that Buyer shall be solely responsible for any and all title company, title commitment or title abstract fees and costs, and any premiums for any such title policies and/or endorsements. Without limiting the foregoing, Sellers and the Company agree to provide and deliver such customary title company owner’s affidavits, indemnities (including “gap,” non-imputation, and mechanics liens) and other documents and instruments as may be reasonably required by any title insurance company selected by Buyer or any Financing Source to issue any title policies and/or endorsements with respect to the Owned Real Property in connection therewith.

5.13	Financing.

5.13.1

Subject to the terms and conditions of this Agreement, Buyer will use its reasonable best efforts to obtain financing on a timely basis (whether the Bridge Financing or through the issuance of debt or equity securities or other financing (collectively, the “Financing”)) in an amount that, when combined with other sources of funds available to Buyer, are sufficient to consummate the Transaction, including using its reasonable best efforts to (a) maintain in effect the Bridge Commitment Letters and, unless other Financing is obtained in an amount sufficient to consummate the Transaction, negotiate and enter into definitive agreements with respect to the Bridge Commitment Letters on terms and conditions contained in the applicable Bridge Commitment Letters, (b) comply without delay with all covenants required to be complied with or satisfied by Buyer in the Bridge Commitment Letters (or any definitive agreements related to any other Financing), (c) satisfy (or, at the option of Buyer, seek waiver of) all conditions to funding applicable to Buyer contained in the Bridge Commitment Letters (or any definitive agreements related to any other Financing) within its or any of its Affiliates’ control, (d) upon satisfaction of such conditions, consummate the applicable Financing, and draw and/or cause to be drawn the full amount of the Financing required on the Closing Date, at or prior to the Closing Date, and (e) pay any and all commitment or other fees in a timely manner that become payable by Buyer under the Bridge Commitment Letters following the date of this Agreement.

5.13.2	Prior to the Closing, Sellers and the Company shall use commercially reasonable efforts to provide to Buyer, and the Company shall cause the Acquired Companies to, use commercially reasonable efforts to provide and shall use its commercially reasonable efforts to cause appropriate personnel and representatives of the Acquired Companies, to provide, in each case at Buyer’s reasonable request and sole expense, all cooperation as is customary and reasonably required in connection with any arrangement by Buyer of Financing; provided that, any assistance required pursuant to this Section 5.13 shall not unreasonably interfere with the normal operations and employee relations of the Acquired Companies and that such requested cooperation is not in violation of any applicable Law or Contract of any Seller or any Acquired Company; provided, further, that none of the Sellers or any Acquired Company shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing Date. Buyer acknowledges and agrees that none of the Sellers, the Company or any of their respective Affiliates, directors, managers, officers, employees or Representatives shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of the Financing that Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.13, and that Buyer shall indemnify and hold harmless the Sellers, the Company and their respective Affiliates and directors, managers, officers, employees and Representatives (collectively, “Cooperation Indemnitees”) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Sellers used in connection therewith) or arising out of any act performed by the Sellers or the Acquired Companies at Buyer’s request under this Section 5.13, except to the extent suffered or incurred as a result of willful misconduct or fraud of the Cooperation Indemnitees.

5.13.3

Sellers and the Company hereby expressly authorize the use of the required financial information and logos and marketing materials in the offering documents required for purposes of the Financing; provided, however, that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Acquired Companies or the reputation or goodwill of the Acquired Companies or any of their respective products, services, offerings or intellectual property rights. Buyer and its Affiliates may share non-public or confidential information regarding the Company and its businesses with entities that have committed, or will commit, to provide or otherwise entered into agreements in connection with all or any part of Financing and their respective Affiliates, including the parties to the Bridge Commitment Letters and any joinder agreements, indentures or credit agreements relating thereto, and parties to any underwriting or purchase agreement, in each case together with any of their respective former, current or future general or limited partners, direct or indirect shareholders or equity holders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partner, shareholder or equityholder, manager, member, director, officer, employee, Affiliate, Representative or agent of the foregoing and their respective successors and assigns (collectively, the “Financing Sources”), and Buyer, its Affiliates and the Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) of the Financing undertaken to finance the Transactions on a confidential basis, in each case, provided, that the recipients of such information agree to keep such information confidential consistent with the Confidentiality Agreement, which is amended to permit disclosure by Buyer and its Affiliates and representatives to the Financing Sources of this Agreement and any information regarding the Company and its businesses.

5.14	Support Obligations. From and after the Closing, Buyer will use commercially reasonable efforts to promptly cause Holding to be unconditionally released in full from any liability or obligation in respect of any surety or performance bond, guaranty or similar ancillary obligation issued for the account of any Acquired Company or in connection with any liability or obligation of any Acquired Company and, in each case, that is listed on Section 5.14 of the Disclosure Schedule (“Insured Bonds”), without further recourse to Holding. Buyer will indemnify and hold harmless Holding and its Affiliates from and against any Losses suffered or incurred by them in connection with any of the Insured Bonds from and after the Closing.

ARTICLE 6

CLOSING CONDITIONS

6.1	Conditions to Each Party’s Obligation to Effect the Transaction. The obligation of each Party to consummate and effect the Transaction will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, jointly by the Company, the Sellers’ Representative and Buyer:

6.1.1	Approvals. All Governmental Authorizations set forth on Section 6.1.1 of the Disclosure Schedule that are required to be filed or obtained prior to the Closing Date will have been filed or obtained, and any applicable waiting period will have expired, been terminated or been obtained, as applicable.

6.1.2	No Order. No Judgment will have been entered in any Proceeding before any court or other Governmental Authority having jurisdiction over any Party, and no preliminary or permanent injunction by any court or other Governmental Authority will have been issued, which would have the effect of (a) making the Transaction illegal or (b) otherwise preventing the consummation of the Transaction.

6.2	Conditions to Obligations of Sellers and the Company. The obligation of Sellers and the Company to consummate and effect the Transaction will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers’ Representative:

6.2.1	Representations and Warranties. The representations and warranties of Buyer contained in Article 4 will be true in all material respects as of the date of this Agreement and at and as of the Closing Date, except for representations and warranties that are made as of a specific date, which representations and warranties will be true in the manner set forth above only at and as of such specific dates.

6.2.2	Agreements and Covenants. Buyer will have performed and complied with all of its covenants under this Agreement in all material respects through Closing.

6.2.3	Closing Payments.

(a)	Estimated Closing Date Purchase Price. Buyer will have delivered in accordance with Section 1.3 (i) to the Class A Seller the Class A Priority Return and (ii) to the Sellers the Estimated Closing Date Purchase Price.

(b)	Payoff Amounts; Transaction Expenses. Buyer will have delivered the Payoff Amounts and the Estimated Closing Transaction Expenses in accordance with Section 1.3.

(c)	Adjustment Escrow Amount. Buyer will have delivered the Adjustment Escrow Amount in accordance with Section 1.3.

(d)	Indemnification Escrow Amount. Buyer will have delivered the Indemnification Escrow Amount in accordance with Section 1.3.

6.2.4	Closing Certificate. Buyer will have delivered to the Sellers’ Representative a certificate, dated the Closing Date, signed by the appropriate representative(s) of Buyer, confirming that each of the conditions specified in Sections 6.2.1 and 6.2.2 is satisfied in all respects.

6.2.5	Certificate of Officer. A certificate, dated the Closing Date, signed by an authorized officer of Buyer, attesting to: (a) the completion of all necessary corporate action by Buyer to execute and deliver this Agreement and the other Buyer Transaction Documents and to consummate the Transaction, and including copies of Buyer’s organizational documents and all corporate resolutions required in connection with this Agreement or any other Buyer Transaction Document and (b) the good standing (or similar) certificates of Buyer with respect to such entity’s jurisdiction of incorporation.

6.2.6	Escrow Agreement. Buyer will have delivered to the Sellers’ Representative the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

6.2.7	Assignment. Buyer will deliver to the Sellers’ Representative the Assignment, duly executed by Buyer.

6.2.8	D&O Insurance. Buyer will have delivered to the Sellers’ Representative evidence of binding director and officer insurance coverage pursuant to Section 5.9.2.

6.2.9	Transition Service Agreement. If prior to Closing, Buyer requests that Holding provide services to Buyer or its Affiliates for a transitional period of time following the Closing, Buyer will deliver to the Sellers’ Representative an agreement for transitional services covering those services and other matters outlined on Exhibit H attached hereto, to be finalized and mutually agreed between the Parties, in form and substance reasonably satisfactory to Buyer and the Sellers’ Representative (the “Transition Services Agreement”), duly executed by Buyer.

6.2.10	CFD Agreement. Buyer will deliver to the Sellers’ Representative the CFD Agreement, duly executed by Buyer.

6.3	Conditions to Obligations of Buyer. The obligation of Buyer to consummate and effect the Transaction will be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

6.3.1	Representations and Warranties. (a) Except with respect to the Fundamental Representations, each of the representations and warranties of Sellers set forth in Article 2 and the representations and warranties of the Company set forth in Article 3 will be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (without regard as to any qualifications as to “material,” “materiality,” or “Material Adverse Effect”), except for such failures to be true and correct as would not have a Material Adverse Effect, and (b) the Fundamental Representations will be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date; provided, that with respect to each of clauses (a) and (b) above, representations and warranties that are made as of a specific date, will be true and correct only at and as of such specific date (in the manner set forth in clause (a) or (b), as applicable).

6.3.2	Agreements and Covenants. Sellers and the Acquired Companies will have performed and complied with all of their respective covenants under this Agreement in all material respects through Closing.

6.3.3	No Material Adverse Effect. Since the date of this Agreement, except as set forth on Section 6.3.3 of the Disclosure Schedule, there will not have been a Material Adverse Effect or the occurrence of any change, effect, event, occurrence, state of facts or development which would, individually or in the aggregate, have a Material Adverse Effect.

6.3.4	Closing Certificate. A certificate, dated the Closing Date, signed by the appropriate representative(s) of the Sellers’ Representative and an authorized officer of the Company, confirming that each of the conditions specified in Sections 6.3.1, 6.3.2 and 6.3.3 is satisfied in all respects.

6.3.5	Certificate of Officer. A certificate, dated the Closing Date, signed by an authorized officer of the Company, attesting to: (a) the completion of all necessary limited liability company action by the Company and all necessary action by each Seller to execute and deliver this Agreement, the other Seller Transaction Documents and the other Company Transaction Documents and to consummate the Transaction, and including copies of the Company’s organizational documents and all corporate resolutions required in connection with this Agreement or any other Company Transaction Document and (b) the good standing (or similar) certificates of the Company with respect to such entity’s jurisdiction of formation.

6.3.6	Escrow Agreement. The Sellers’ Representative will deliver to Buyer the Escrow Agreement, duly executed by the Sellers’ Representative.

6.3.7	Assignment. The Sellers’ Representative will deliver to Buyer the Assignment, duly executed by each Seller.

6.3.8	Payoff Letters. The Company will deliver to Buyer payoff letter(s) in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”) at least two (2) Business Days prior to the Closing, which shall be duly executed by the applicable lenders as of the Closing, relating to the payment of certain Indebtedness of the Acquired Companies to be paid off at Closing as set forth in the Estimated Closing Statement and agreed upon between the Parties (the “Payoff Amounts”), which will be accompanied by UCC termination statements, releases, and any other documentation reasonably requested by Buyer to evidence the satisfaction in full of such Indebtedness, in each case, in form and substance reasonably satisfactory to Buyer.

6.3.9	Resignations. Resignations of each manager and director of the Acquired Companies set forth on Section 6.3.9 of the Disclosure Schedule, which will be effective upon the Closing.

6.3.10	Withholding Certificates. The Sellers’ Representative will deliver to Buyer all necessary forms and certificates complying with applicable Law, duly executed and in form and substance reasonably acceptable to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Sections 1445 and 1446 of the Code.

6.3.11	Transition Services Agreement. If requested by Buyer, the Sellers’ Representative will deliver to Buyer the Transition Services Agreement, duly executed by Holding.

6.3.12	CFD Agreement. The Sellers’ Representative will deliver to Buyer the CFD Agreement, duly executed by each Seller, the Sellers’ Representative and the Company.

6.4	No Waiver. Notwithstanding anything to the contrary in this Agreement, if any of the conditions in Section 6.2 has not been satisfied, Sellers will have the right to proceed with the Transaction without waiving any of their rights in this Agreement, and if the conditions specified in Section 6.3 have not been satisfied, Buyer will have the right to proceed with the Transactions without waiving any of its rights in this Agreement.

ARTICLE 7

INDEMNIFICATION

7.1	Indemnification by Sellers. Subject to the terms of this Article 7, each Seller will, severally and not jointly with any other Person, based on each such Seller’s Pro Rata Portion (provided that any non-breaching Seller will have no liability for any breach of any covenant or obligation of any other Seller under this Agreement or any other Seller Transaction Document), indemnify and hold Buyer and its Affiliates and each of their respective officers, directors, shareholders, managers, members, employees, agents, Representatives, successors and permitted assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

7.1.1	any breach of any representation or warranty made by such Seller or the Company in Article 2 and Article 3, respectively, of this Agreement;

7.1.2	any breach or non-fulfillment of any covenant or obligation of the Company or such Seller under this Agreement;

7.1.3	any Closing Transaction Expenses, to the extent such expenses have not been paid pursuant to Section 1.3 or included in the calculation of Closing Net Asset Value; and

7.1.4	any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transaction based upon any agreement, arrangement or understanding between the claimant and any Seller or any of its respective agents or Representatives or, prior to the Closing, the Company or any of its agents or Representatives.

For purposes of determining whether a breach of a representation or warranty or a covenant or agreement has occurred and for purposes of calculating the amount of Losses to which any Buyer Indemnified Party is entitled hereunder, the terms “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect shall be disregarded.

7.2	Indemnification by Buyer. Subject to the terms of this Article 7, Buyer and, after the Closing, the Company, jointly and severally, will indemnify and hold Sellers and their respective Affiliates, and each of their respective officers, directors, shareholders, managers, members, trustees, employees, agents, Representatives, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless against and in respect of any and all Losses which such Seller Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

7.2.1	any breach of any representation or warranty made by Buyer in Article 4 of this Agreement;

7.2.2	any breach or non-fulfillment of any covenant or obligation of Buyer or, after the Closing, the Company, under this Agreement; and

7.2.3	any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transaction based upon any agreement, arrangement or understanding between the claimant and Buyer or any of its agents or Representatives.

For purposes of determining whether a breach of a representation or warranty or a covenant or agreement has occurred and for purposes of calculating the amount of Losses to which any Seller Indemnified Party is entitled hereunder, the terms “material,” “Material Adverse Effect” or similar qualifiers or monetary qualifiers to similar effect shall be disregarded.

7.3	Claims.

7.3.1	Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 7, the Indemnified Party will notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after the occurrence of the event giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim (an “Inter-Party Claim”); provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure, or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure. Thereafter, the Indemnified Party will give the Indemnifying Party reasonable access during normal business hours to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such Inter-Party Claim and the right, upon prior notice during normal business hours, to interview at a mutually convenient time any employee of the Indemnified Party related to the act, omission or occurrence giving rise to such Inter-Party Claim. If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party will proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with the terms of this Agreement.

7.3.2

Third Party Claims. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than by an Indemnified Party, which claims are addressed in Section 7.3.1) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (which notice will specify in reasonable detail the events giving rise to such Third Party Claim) promptly after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided under this Agreement, except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or the indemnification obligations are materially increased as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If a Third Party Claim is made, the Indemnifying Party will be entitled to participate in the defense thereof. The Indemnifying Party may also assume the defense of any Third Party Claim (subject to the limitations set forth below) with counsel selected by the Indemnifying Party reasonably acceptable to and upon written notice to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party will control such defense. Notwithstanding the foregoing, the Indemnifying Party will be liable for the fees and expenses of one outside counsel and any local counsel reasonably necessary to defend such Third Party Claim (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of such Third Party Claim (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above), and the fees and expenses of such counsel will constitute Losses for purposes of this Agreement. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties will reasonably cooperate in the defense or prosecution of such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Third Party Claim which the Indemnifying Party seeks to assume control (a) seeks non-monetary relief, (b) involves criminal liability, (c) in the case that Sellers are the Indemnifying Party, seeks Losses that will not be fully satisfied by the Indemnification Escrow Amount (or so much thereof as is then remaining on deposit in the Indemnification Escrow Amount) or (d) involves a claim that, in the reasonable and good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend. If the Indemnifying

Party assumes the defense of a Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third Party Claim and (ii) releases the Indemnified Party and its Affiliates completely in connection with such Third Party Claim.

7.4	Survival. The respective representations, warranties, covenants and agreements of the Parties contained in this Agreement, and the rights of the Parties to seek indemnification with respect thereto, will survive the Closing; provided, however, that, (a) except in respect of any claims for indemnification as to which written notice will have been duly given pursuant to Section 7.3 prior to the date that is twelve (12) months after the Closing Date (the “General Indemnification Period”), and subject to the other provisions of this Article 7, such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, will expire at the end of the General Indemnification Period, except that the Fundamental Representations and the representations in Section 3.18 (Tax Matters) (the “Tax Representations”) will survive for the applicable statute of limitations plus sixty (60) days and (b) except in respect of any claims for indemnification as to which written notice will have been duly given pursuant to Section 7.3, and subject to the other provisions of this Article 7, such covenants and agreements will survive the Closing in accordance with their respective terms until performed by the respective Party.

7.5	Certain Limitations on Indemnification.

7.5.1	Notwithstanding anything to the contrary in this Agreement, the amount of Losses (except for Losses based upon actual common law fraud) that may be recovered by the Buyer Indemnified Parties pursuant to any and all claims for indemnification made under Section 7.1.1 will be limited, individually and in the aggregate, to the Indemnification Escrow Amount, and recovery by the Buyer Indemnified Parties from the Indemnification Escrow Amount will be the sole and exclusive remedy for any and all claims for indemnification made under Section 7.1.1 (except for Losses based upon actual common law fraud of Sellers). Nothing in this Section 7.5 will be deemed to limit any rights of the Buyer Indemnified Parties as against any insurer under the Representation and Warranty Insurance Policy or against an Indemnifying Party for a claim based on Section 7.1.2 through Section 7.1.4. All claims for indemnification made under this Agreement will first be sought and satisfied from the Indemnification Escrow Amount.

7.5.2

Sellers will have no obligation to indemnify the Buyer Indemnified Parties against Losses under Section 7.1.1, unless (a) an individual claim or group of related claims for Losses exceeds an amount equal to $50,000 (a “Minor Claim”), and (b) the aggregate amount of Losses, excluding all Minor Claims, is greater than $2,115,000 (the “Deductible”), in which case the Buyer Indemnified Parties will, subject to Section 7.5.1, be entitled to indemnification for all Losses in excess of the Deductible; provided, however, that the Deductible and threshold for a Minor Claim will not apply to Losses based on a breach of a Fundamental Representation or a Tax Representation, or in the case of actual common law fraud of Sellers, for which there will be no minimum threshold before recovery (or, for avoidance of doubt, any claim for indemnification made pursuant to Section 7.1.2 through Section 7.1.4).

7.6	Certain Other Restrictions on Indemnification.

7.6.1	Notwithstanding anything contained in this Agreement to the contrary, no Buyer Indemnified Party will have any right to indemnification under this Agreement with respect to any Losses to the extent (and only to the extent) such Losses (a) constitute liabilities in the amounts reserved or accrued for (whether in whole or in part) in, the calculation of the Closing Net Asset Value (as finally agreed upon or determined pursuant to Section 1.4), (b) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof (provided that this clause (b) shall not apply with respect to any Taxes of a Acquired Company for a Pre-Closing Tax Period or allocable to the portion of a Straddle Period ending on the Closing Date), or (c) are duplicative of Losses that have previously been recovered hereunder (including, without limitation, under the Representation and Warranty Insurance Policy).

7.6.2	No Buyer Indemnified Party will have any right to assert any claim against any Indemnifying Party with respect to any Loss, cause of action or other claim to the extent such Loss is a Loss, cause of action or claim with respect to which such Buyer Indemnified Party or any of its Affiliates has taken action (or caused action to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable expiration date set forth in Section 7.4.

7.6.3	Notwithstanding any other provision of this Agreement, Sellers will have no obligation to indemnify the Buyer Indemnified Parties for any Taxes with respect to a Post-Closing Tax Period except to the extent attributable to a breach of the representations and warranties set forth in Sections 3.18.6, 3.18.7, 3.18.9, 3.18.11 and 3.18.12.

7.6.4	Buyer and Sellers agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Closing Date Purchase Price to the extent permitted by applicable Law.

7.7	Calculation and Mitigation of Losses.

7.7.1

The amount of any Losses for which indemnification is provided under this Article 7 will be net of any amounts recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Losses in excess of the sum of (i) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (ii) the deductible associated therewith to the extent actually paid. The Indemnified Parties will use their commercially reasonable efforts to pursue such insurance policies or collateral sources (which efforts will not require the initiation of litigation or pursuit (or continued pursuit) to the extent such claim is reasonably determined by the Indemnified Parties to not be covered and payable under or by such insurance policies or collateral sources), and in the event the Indemnified Parties actually receive any recovery, the amount of such recovery will be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article 7 which would not have been so paid had such recovery been obtained prior to such payment, if any (provided that if such payments were made out of the Indemnification Escrow Account and the Indemnification Escrow Account is still in effect, such amounts will be returned to the Indemnification Escrow Account), and second, any excess to the Indemnified Parties. If a Buyer Indemnified Party fails to pursue recoveries under any “occurrence” based insurance policies or other collateral sources, then Sellers will have the right of subrogation to pursue such insurance policies or other collateral sources (to the extent consistent with the terms of such policies) and may take any reasonable actions necessary to pursue such rights of subrogation in their name or the name of the party from whom subrogation is obtained. Buyer will reasonably cooperate, and cause its Representatives and Affiliates (including, after the Closing, the Acquired Companies) to reasonably cooperate, with Sellers to pursue any such subrogation claim.

7.7.2	Each Party’s right to indemnification hereunder will be subject to its obligations under applicable Law, including under common law, to mitigate damages.

7.8	Exclusive Remedy. The Parties acknowledge, on behalf of themselves and on behalf of the other Indemnified Parties that, from and after the Closing, except as provided in Sections 1.4 and 10.17, their sole and exclusive remedy with respect to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article 7 (other than claims and causes of action based on actual common law fraud). In furtherance of the foregoing, each Party hereby waives, on behalf of itself and each of the other Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than rights, claims and causes of action based on actual common law fraud) it may have against any other Parties arising under or based upon any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 7), including, but not limited to, its right to pursue any action or claim other than as expressly stated in this Agreement.

7.9	Special Rule for Fraud. Nothing in this Article 7 will operate to limit the common law liability of a Party (the “Liable Party”) to another Party for Losses arising from the fraud of such Liable Party if such Liable Party is finally determined by a court of competent jurisdiction to have committed actual common law fraud against such other Party.

ARTICLE 8

TERMINATION

8.1	Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

8.1.1	by mutual written consent of Buyer and the Sellers’ Representative;

8.1.2	by Buyer if either (a) there has been a material breach of any representation or warranty of Sellers or the Company contained in Article 2 and Article 3, respectively, or (b) Sellers or the Company have breached or violated any covenant of Sellers or the Company contained in this Agreement, in each case, where such breach or violation (y) would result in the failure to satisfy a condition set forth in Section 6.1 or Section 6.3 and (z) cannot be, or has not been, cured by the date that is thirty (30) days after Buyer notifies the Sellers’ Representative in writing of the breach or violation; provided, that Buyer will not be permitted to terminate this Agreement under this Section 8.1.2 if Buyer is then in breach of its obligations under this Agreement;

8.1.3	by the Sellers’ Representative if either (a) there has been a material breach of any representation or warranty of Buyer contained in Article 4 of this Agreement or (b) Buyer has breached or violated any covenant of Buyer contained in this Agreement, in each case, where such breach or violation (y) would result in the failure to satisfy a condition set forth in Section 6.1 or Section 6.2 and (z) cannot be, or has not been, cured by the date that is thirty (30) days after the Sellers’ Representative notifies Buyer in writing of such breach or violation; provided, that Sellers will not be permitted to terminate this Agreement under this Section 8.1.3 if any Seller is then in breach of its obligations under this Agreement; or

8.1.4	by Buyer or the Sellers’ Representative, if (a) the Closing does not occur on or before April 1, 2018 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause will not be available to any Party whose breach of any provision of this Agreement resulted in the failure of the Closing to be consummated by the Termination Date or (b) consummation of the Transaction would violate any non-appealable final order, decree, or judgment of any Governmental Authority having competent jurisdiction; provided, that the Sellers’ Representative, on the one hand, and Buyer, on the other hand, will not be permitted to terminate this Agreement under this Section 8.1.4 if such Party’s failure to fulfill any obligation under this Agreement has been a material cause of such order, decree, or judgment.

8.2	Notice of Termination; Effect of Termination. If Buyer or the Sellers’ Representative terminates this Agreement pursuant to this Article 8, then: (a) written notice thereof will promptly be given to the other Party(ies), (b) the Transaction will be terminated, (c) the Parties will cooperate to withdraw, to the extent practicable, all filings, applications, and other submissions made pursuant to this Agreement from the Governmental Authority, agency or other Person to which made, and (d) this Agreement will be void and of no further force or effect, other than the provisions of this Article 8, Article 9, Article 10 (other than Sections 10.5 and 10.6 thereof), and Exhibit A, each of which, along with the Confidentiality Agreement, will survive any such termination and remain in full force and effect. Nothing in this Article 8 will be deemed (a) to release any Party from any liability for any material breach by such Party of this Agreement or fraudulent acts by such Party, the remedies for which will not be limited by the provisions of this Section 8.2, (b) to impair the right of either Party to compel specific performance by the other Party of its obligations under this Agreement or (c) to release any Party from any of its obligations under the Confidentiality Agreement. For the avoidance of doubt, the Financing Sources will have no liability to the Acquired Companies, the Sellers or any of their respective Affiliates, or any of their direct or indirect equityholders, hereunder or under the Bridge Commitment Letters or otherwise relating to or arising out of the transactions contemplated by such agreements; provided, that the foregoing shall not preclude any liability of the Financing Sources to Buyer under the terms of the Bridge Commitment Letters (and the related fee letters) or the Financing. Notwithstanding anything to the contrary in this Agreement, no Financing Source shall have liability or obligation (other than to Buyer) for any Losses suffered or incurred by the Sellers, the Acquired Companies or any other Person relating to or arising out of this Agreement (and the termination hereof) or the Bridge Commitment Letters, or the transactions contemplated hereby and thereby (and the abandonment thereof), or any matter forming the basis for such termination, including any breach of this Agreement or the Bridge Commitment Letters (including any willful and material breach).

8.3	Return of Confidential Information. If the Transaction is terminated, all Confidential Information received by Buyer or any of its Affiliates will be treated in accordance with the Confidentiality Agreement.

ARTICLE 9

SELLERS’ REPRESENTATIVE

9.1	Sellers’ Representative Appointment and Powers. The Sellers’ Representative (or any successor thereto appointed in accordance with Section 9.4) will serve as representative of Sellers with full power and authority to take all actions under this Agreement and the other Transaction Documents on behalf of Sellers. Each Seller, by executing this Agreement, hereby irrevocably confirms, designates and appoints the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and the other Seller Transaction Documents, including full and exclusive power and authority on such Seller’s behalf (a) to consummate the Transactions, (b) to communicate to, and receive all communications and notices from Buyer, (c) to execute and deliver on behalf of such Seller any amendment or waiver of this Agreement or the other Seller Transaction Documents, (d) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (e) to direct the payment of claims from the Adjustment Escrow Amount or Indemnification Escrow Account, as the case may be, and to incur fees and expenses as determined by the Sellers’ Representative, (f) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, defend, participate in, settle, dismiss or otherwise terminate, as applicable, any Proceeding relating to the Company, any Seller, this Agreement, any of the other Transaction Documents or the Transaction, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such Proceeding and (g) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and in general, to do any and all things and to take any and all actions that the Sellers’ Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the

Transaction. The Sellers’ Representative will for all purposes be deemed the sole authorized agent of Sellers until the agency has terminated. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and will survive the death, incapacity or bankruptcy of any Seller and will be binding upon the executors, heirs, legal representatives and successors of each Seller. All actions and decisions of the Sellers’ Representative will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest such actions or decisions, and Buyer will be entitled to rely on such actions. Neither the Sellers’ Representative nor any agent employed by it will incur any liability to any Person relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct.

9.2	Fees and Expenses. Any fees, expenses or liabilities incurred by the Sellers’ Representative in connection with the performance of its duties in such capacity under this Agreement or the other Transaction Documents will be paid severally by Sellers in proportion to their Pro Rata Portion. No Seller will seek reimbursement or indemnification for such fees, expenses or liabilities or otherwise from any of the Company or Buyer. In addition to any other rights or remedies, the Sellers’ Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed to the Sellers’ Representative against any amounts to be paid to Sellers.

9.3	Liability of Sellers’ Representative. Each Seller will, severally, but not jointly, based on such Seller’s Pro Rata Portion, indemnify and hold harmless, the Sellers’ Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Sellers’ Representative’s execution and performance (solely in its capacity as the Sellers’ Representative and not in its capacity as a Seller) of this Agreement and the other Transaction Documents, except for fraud, bad faith, gross negligence or willful misconduct by the Sellers’ Representative. This indemnification obligation will survive the termination of this Agreement and the other Transaction Documents. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative will not be liable to Sellers or any other Person. In no event will the Sellers’ Representative (solely in its capacity as the Sellers’ Representative and not in its capacity as a Seller) be liable hereunder or in connection herewith to any Seller for any indirect, punitive, special or consequential damages.

9.4	Resignation or Removal of the Sellers’ Representative. The Sellers’ Representative may be removed by Sellers at any time upon the vote of the Persons who were the holders of a majority of the Class A Membership Interests as of immediately prior to the Closing. Subject to the appointment and acceptance of a successor Sellers’ Representative as provided below, the Sellers’ Representative may resign at any time thirty (30) days after giving notice thereof to Sellers. Upon any such removal or resignation, Sellers may appoint a successor Sellers’ Representative by a vote of the Persons who were the holders of a majority of the Class A Membership Interests as of immediately prior to the Closing. If no successor Sellers’ Representative will have been appointed by Sellers and accepted such appointment within twenty (20) days after the retiring Sellers’ Representative’s giving of notice of resignation or Sellers’ removal of the Sellers’ Representative, then the retiring or removed Sellers’ Representative may, on behalf of Sellers, appoint a successor. Upon the acceptance of any appointment as the Sellers’ Representative hereunder, such successor Sellers’ Representative will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Sellers’ Representative, and the retiring or removed Sellers’ Representative will be discharged from its duties and obligations hereunder. After any retiring or removed Sellers’ Representative’s resignation or removal, as applicable, hereunder as the Sellers’ Representative, this Article 9 will continue in effect for such retiring Sellers’ Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Sellers’ Representative.

ARTICLE 10

MISCELLANEOUS

10.1	Fees and Expenses. Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated. Notwithstanding the foregoing, Buyer will pay all filing fees and similar expenses incurred in connection with the filings required to be made with any Governmental Authority and the Governmental Authorizations to be received, in each case in connection with the Transaction.

10.2	Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Buyer (or, following the Closing, the Company):

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile Number: (949) 252-2544

Attn:    Matthew R. Zaist

Email: Matt.Zaist@Lyonhomes.com

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, CA 92660

Facsimile Number: (949) 596-0882

Attn:    Jason R. Liljestrom

Email: Jason.Liljestrom@Lyonhomes.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626-1925

Facsimile Number: (714) 755-8290

Attn: David C. Meckler

Email: David.Meckler@LW.com

If to any Seller, the Sellers’ Representative (or, prior to the Closing, the Company):

RS Equity Management LLC

620 Newport Center Drive

12th Floor

Newport Beach, CA 92660

Attn: Ronald M. Simon

Email: RSimon@rsihc.com

With a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

400 South Hope St., 18th Floor

Los Angeles, CA 90071

Attention: Mark Easton, Esq.

Email: measton@omm.com

Any Party may at any time change the address to which notices may be sent under this Section 10.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 10.2.

10.3	Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that (a) Buyer may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates without the prior written consent of the Sellers’ Representative (provided, that Buyer will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee) and (b) any Seller may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Buyer (provided, that such Seller will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee). The assigning Party will provide the other Party written notice of any such assignment within ten (10) Business Days following the date of the assignment. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.

10.4	Amendment, Modification and Waiver. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and the Sellers’ Representative. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Notwithstanding anything to the contrary contained herein, Section 8.2 (Notice of Termination; Effect of Termination), this Section 10.4 (Amendment, Modification and Waiver), Section 10.8 (Governing Law), Section 10.9 (Waiver of Jury Trials), Section 10.10 (Consent to Jurisdiction), Section 10.14 (Counterparts; Third-Party Beneficiaries) and Section 10.17 (Specific Performance) (and any definition set forth in, or other provision of, this Agreement to the extent an amendment, modification or termination of such definition or provision would modify the substance such Sections) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources (and any such amendment, modification, waiver or termination without such prior written consent shall be null and void).

10.5	Due Diligence Review; No Additional Representations and Warranties. Buyer is an informed and sophisticated purchaser, and, together with Buyer’s Representatives, is experienced in the evaluation and purchase of businesses such as the Company. Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that (a) Buyer has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the execution, delivery, and performance of this Agreement and the other Transaction Documents, (b) Buyer has been furnished with, or given full access to, such documents and information about Sellers and the Acquired Companies as Buyer and its Representatives have deemed necessary to enable Buyer to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the other Transaction Documents, (c) in entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties by Sellers and the Company expressly set forth in Article 2 and Article 3, respectively, (d) except as expressly set forth in Article 2 and Article 3, no representation or warranty has been or is being made by any Person as to the accuracy or completeness of any information provided or made available to Buyer or its Representatives and (e) none of Sellers, the Company or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer and its Representatives and Affiliates, or Buyer’s or any of its Representatives’ or Affiliates’ use, of any written or oral information, and any information, documents or material made available to Buyer and its Representatives in any form (including any Projections). Buyer acknowledges that it and its Representatives have been provided access to the Data Room and have reviewed the materials contained therein.

10.6	Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company, Buyer and its Representatives have received from Sellers (directly or through their Representatives) certain projections, estimates and other forecasts and certain business plan information (collectively, the “Projections”). Buyer acknowledges that there are uncertainties inherent in attempting to make the Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all of the Projections so furnished to it and any use of, or reliance by, it on the Projections will be at its sole risk, and without limiting any other provisions of this Agreement, that it will have no claim against anyone with respect to the Projections; provided, however, that the foregoing will not be interpreted to waive any rights that Buyer has with respect to recovery for breaches of the representations and warranties made by the Company in Article 3.

10.7	Interpretation.

10.7.1	Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun will be deemed to include the plural and the singular, (b) the use of masculine pronouns will include the feminine and neuter, (c) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (d) the word “or” will be inclusive and not exclusive, (e) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (f) each reference to “herein” means a reference to “in this Agreement,” (g) each reference to “$” or “dollars” will be to United States dollars, (h) each reference to “days” will be to calendar days, and (i) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented or otherwise modified from time to time.

10.7.2	The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

10.7.3	Unless otherwise expressly provided in this Agreement, the measure of a period of one (1) month or one (1) year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one (1) month following February 18th is March 18th, and one (1) month following March 31 is May 1.

10.7.4

The Disclosure Schedule is hereby incorporated into this Agreement to the same extent as though fully set forth in this Agreement (provided, that in no event will any information or disclosures therein be deemed or interpreted to broaden or otherwise amplify the representations and warranties in this Agreement). The

Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify each other section and subsection in this Agreement to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other section and subsection. Information in the Disclosure Schedule under any particular schedule or section therein will be deemed disclosed with respect to all other schedules or sections therein and any representations, warranties or covenants therein of the Company, Sellers or Buyer where the applicability of such information to such other schedules or sections or representations, warranties or covenants is reasonably apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made. Any matter disclosed in the Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of the Company, any Seller or Buyer, as the case may be, to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

10.8	Governing Law. Subject to the penultimate sentence of Section 10.10, this Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

10.9	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS A PLAINTIFF, DEFENDANT OR OTHERWISE), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (INCLUDING ANY SUCH PROCEEDING INVOLVING THE BRIDGE COMMITMENT LETTER, THE FINANCING OR ANY FINANCING SOURCE). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9. EACH OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING

WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.10	Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if subject matter jurisdiction in that court is not available, in the United States District Court for the District of Delaware or, if neither the Court of Chancery of the State of Delaware nor the United States District Court for the District of Delaware has subject matter jurisdiction, the Superior Court of the State of Delaware) for purposes of any Proceeding arising out of this Agreement or the Transaction. Each Party hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party’s property is exempt or immune from attachment or execution, (c) such Party and such Party’s property are immune from any legal process issued by such courts or (d) any Proceeding commenced in such courts is brought in an inconvenient forum. Notwithstanding the foregoing in this Section 10.10, a Party may commence a Proceeding in a court other than the above-named courts exclusively for the purposes of enforcing an order or judgment issued by one of the above-named courts. Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the Parties agrees that: (i) it will not bring or support any Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Bridge Commitment Letters, the Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or if that court does not have subject matter jurisdiction, in the Supreme Court of the State of New York, County of New York (and, in each case, appellate courts thereof), and (ii) any such Proceeding, cause of action, claim, cross-claim or third-party claim shall be governed by the Laws of the State of New York. Each Seller further agrees that it shall not, and shall cause the Acquired Companies, their respective Affiliates and their direct and indirect shareholders, as applicable, in each case other than Buyer, not to, bring or support any Proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Bridge Commitment Letters, the Financing or the definitive agreements executed in connection therewith or the performance thereof.

10.11	Conflicts and Privilege. The Company, Buyer and Sellers agree that, notwithstanding any current or prior representation of Seller or its Affiliates by O’Melveny & Myers LLP (“OMM”) will be allowed to represent Sellers or any of their respective Affiliates (which will no longer include the Acquired Companies after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyer and its Affiliates (including, after the Closing, the Acquired Companies) that either is existing on the date hereof or that arises in the future and relates to this Agreement and the Transaction, and Buyer does hereby, and agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to, (a) waive any claim they have or may have that OMM has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (on the one hand) and Sellers or any of their respective Affiliates (on the other hand), OMM may represent Sellers or such Affiliate in such dispute even though the interests of Sellers or such Affiliate may be directly adverse to Buyer or its Affiliates (including the Acquired Companies) and even though OMM may have represented any Acquired Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Acquired Companies. Buyer further agrees, and agrees to cause its Affiliates (including, after the Closing, the Acquired Companies) to agree, that, as to all communications among OMM and Sellers and their respective Affiliates (including, prior to the Closing, the Acquired Companies) that relate in any way to the Transaction contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, Sellers and will not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, the Acquired Companies). Accordingly, none of Buyer or its Affiliates (including the Acquired Companies) will have access to such communications or to the files of OMM relating to the Transaction from and after the Closing. Notwithstanding the foregoing, if a dispute arises between Buyer or its Affiliates (including the Acquired Companies) and a third party other than a Party to this Agreement after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by OMM to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of Sellers. This Section 10.11 will be irrevocable, and no term of this Section 10.11 may be amended, waived or modified, without the prior written consent of OMM.

10.12	Section Headings. The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

10.13	Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

10.14	Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 5.9, Section 5.14 or Article 7, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person

(other than OMM) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that, notwithstanding the foregoing, the provisions of Section 8.2 (Notice of Termination; Effect of Termination), Section 10.4 (Amendment, Modification and Waiver), Section 10.8 (Governing Law), Section 10.9 (Waiver of Jury Trials), Section 10.10 (Consent to Jurisdiction), this Section 10.14 (Counterparts; Third-Party Beneficiaries) and Section 10.17 (Specific Performance) shall be enforceable against all Parties by each Financing Source (and the Financing Sources shall be intended third party beneficiaries thereof).

10.15	Entire Agreement. This Agreement, together with the Disclosure Schedule, the other Transaction Documents and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the other Transaction Documents.

10.16	Attorneys’ Fees. Subject to the limitations set forth in this Agreement, in the event of any dispute related to or based upon this Agreement, the prevailing Party will be entitled to recover from the other Party its reasonable attorneys’ fees and costs.

10.17	Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and that Party agrees to cooperate fully in any attempt by the other Parties in obtaining any such equitable remedy. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable. Notwithstanding the foregoing and subject to the rights of the parties to the Bridge Commitment Letters under the terms thereof, none of the Sellers, the Sellers’ Representative, the Acquired Companies or any of their Affiliates, or their direct and indirect equityholders, in each case other than Buyer, shall have any rights or claims (whether in contract, in tort or otherwise) against any Financing Sources in their capacity as such in connection with the Financing and the transactions contemplated by this Agreement.

10.18	Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

“COMPANY”

RSI COMMUNITIES LLC

By:	/s/ Todd Palmaer
Name:	Todd Palmaer
Title:	Chief Executive Officer and President

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SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

“SELLERS’ REPRESENTATIVE”

RS EQUITY MANAGEMENT LLC

By:	/s/ Ronald M. Simon
Name:	Ronald M. Simon
Title:	Chairman

“CLASS A SELLER”

RS EQUITY MANAGEMENT LLC

By:	/s/ Ronald M. Simon
Name:	Ronald M. Simon
Title:	Chairman

Address:	620 Newport Center Drive 12th Floor Newport Beach, CA 92660

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SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

“CLASS B SELLERS”

/s/ Todd Palmaer
TODD PALMAER
Address:	888 Sandcastle Dr. Corona Del Mar, CA92625

/s/ Brandon Sharp
BRANDON SHARP
Address:	3164 Tyrol Drive Laguna Beach, CA 92651

/s/ John Bohnen
JOHN BOHNEN
Address:	3104 Hidden Hill’s Lane Cedar Park, TX 78613

/s/ Suzanne Ek
SUZANNE EK
Address:	4104 Tierra Vista Bonsall, CA 92003

/s/ Patrick Donahue
PATRICK DONAHUE
Address:	15 San Rafael Place Laguna Niguel, CA 92677

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SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

“BUYER”

WILLIAM LYON HOMES, INC.

By:	/s/ Matthew R. Zaist
Name:	Matthew R. Zaist
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

EXHIBIT A

DEFINITIONS

“Accounting Principles” means GAAP, as applied using the same accounting policies, procedures, methods, practices, categories, estimates, judgments and assumptions, with consistent classifications, judgments and valuation and estimation methods, as those used in the preparation of the Financial Statements.

“Acquired Companies” means the Company and each of its Subsidiaries.

“Adjustment Escrow Amount” means $250,000.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, no Acquired Company will be considered an Affiliate of any Seller.

“Assignment” means an assignment and assumption of the Class A Membership Interests and the Class B Membership Interests, substantially in the form of Exhibit C attached hereto, by and among Buyer and each Seller.

“Base Purchase Price” means an amount in cash equal to $423,000,000.

“Business” means the business and operations of any Acquired Company, as applicable, as conducted as of the date hereof and the Closing Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

“Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

“Cash” means the aggregate cash and cash equivalents of the Acquired Companies, calculated in accordance GAAP.

“CFD Agreement” means an agreement concerning a proposed Communities Facilities District to be formed, substantially in the form of Exhibit I attached hereto, by and among Buyer, Sellers, the Company and the Sellers’ Representative.

“Class A Membership Interests” means the Class A Membership Interests of the Company.

Exhibit A-1

“Class A Priority Return” means an amount equal to the sum of (i) $202,229,407.69 and (ii) the Unpaid Priority Return (as defined in the LLC Agreement) through the Closing Date, determined in accordance with the LLC Agreement.

“Class B Membership Interests” means the Class B Membership Interests of the Company.

“Closing Date Purchase Price” means an amount equal to

(i)    the sum of the following amounts, without duplication:

(A)    the Base Purchase Price;

(B)    the Closing Cash;

(C)    an amount equal to the absolute value of the Closing Net Asset Value less the Year-End Net Asset Value, if a positive number; and

(i)    less the sum of the following amounts, without duplication:

(A)    the Payoff Amounts;

(B)    the Closing Transaction Expenses;

(C)    the Adjustment Escrow Amount;

(D)    the Indemnification Escrow Amount;

(E)    the Class A Priority Return; and

(F)    an amount equal to the absolute value of the Closing Net Asset Value less the Year-End Net Asset Value, if a negative number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” with respect to the Company means the actual knowledge of Todd Palmaer, John Bohnen, Brandon Sharp, Patrick Donahue and Suzanne Ek, after reasonable due inquiry.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 2, 2017, between the Company and Buyer.

“Consent” means any consent, approval, authorization, waiver, filing or notification required to be obtained by any Seller or Acquired Company from, filed by any Seller or Acquired Company with, or delivered by any Seller or Acquired Company to, any Person in connection with the consummation of the Transaction.

“Contract” means any legally binding contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement, understanding or other arrangement, whether written or oral.

Exhibit A-2

“Copyrights” means all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding to the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, compilations and derivative works thereof.

“Data Room” means the electronic data room as of the Closing Date with Donnelley Financial Solutions entitled “Royal”.

“Disclosure Schedule” means the schedules attached hereto as Exhibit B.

“Environmental Law” means any applicable Law relating to the pollution or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the regulations promulgated pursuant thereto.

“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws reasonably necessary to operate the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Acquired Company, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit D attached hereto, by and among Buyer, the Escrow Agent and the Sellers’ Representative.

“Estimated Closing Date Purchase Price” means an amount equal to:

(i)    the sum of the following amounts, without duplication:

(A)    the Base Purchase Price;

(B)    the Estimated Closing Cash;

(C)    an amount equal to the absolute value of the Estimated Closing Net Asset Value less the Year-End Net Asset Value, if a positive number; and

(i)    less the sum of the following amounts, without duplication:

(A)    the Payoff Amounts;

Exhibit A-3

(B)    the Estimated Closing Transaction Expenses;

(C)    the Adjustment Escrow Amount;

(D)    the Indemnification Escrow Amount;

(E)    the Class A Priority Return; and

(F)    an amount equal to the absolute value of the Estimated Closing Net Asset Value less the Year-End Net Asset Value, if a negative number.

“Fundamental Representations” means (i) with respect to each Seller, the representations of such Seller set forth in Sections 2.1 (Power and Authorization; Enforceability) and 2.3 (Ownership), (ii) with respect to the Company, the representations of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.4 (Capitalization) and 3.21 (Brokers) and (iii) with respect to Buyer, the representations and warranties of Buyer set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Power and Authorization; Enforceability) and 4.6 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, as applied in a manner consistent with the Accounting Principles.

“Governmental Authority” means (i) the United States federal government or the government of any other country, (ii) the government of any state, commonwealth, province, county, city, territory, or possession or (iii) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (i) and (ii).

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited or regulated, or as to which liability is imposed, under any Environmental Law.

“Holding” means RSI Holding LLC, a Delaware limited liability company.

“Home Purchase Contract” means, as of any date of determination, any written contract or agreement for the sale of homes or lots to home buyers by any Acquired Company in effect on such date of determination and under which the sale of the applicable home has not closed prior to such date of determination.

“Income Tax Return” means any Tax Return relating to Taxes imposed on or relating to net income, including Form 1065, U.S. Return of Partnership Income, and similar state and local Tax Returns.

Exhibit A-4

“Indebtedness” means, with respect to any Person, without duplication, including all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith: (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) all obligations of the type referred to in clause (a) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; (e) any obligations of such Person to pay the deferred purchase price of property, goods or services (other than those trade payables and other accrued current liabilities used in the calculation of Net Asset Value); (f) all liabilities of such Person under conditional sale or other title retention agreements (other than trade payables and other accrued current liabilities used in the calculation of Net Asset Value); (g) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (h) any liability or obligation of the type referred to in clauses (a), (b), (c), (e), (f) or (g) of others guaranteed or secured by any Lien on the assets of such Person.

“Indemnification Escrow Amount” means $2,115,000.

“Independent Accounting Firm” means a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either the Company and its Subsidiaries or Buyer and its Subsidiaries in the preceding two (2) years; provided, that if Buyer and the Sellers’ Representative are unable to select such firm or expert within sixty (60) days after delivery of written notice of a disagreement, either Buyer or the Sellers’ Representative may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature.

“Intellectual Property” means all worldwide common law and statutory rights in, to or associated with: (i) Patents, (ii) Trademarks, (iii) Internet domain names, (iv) Copyrights, including in computer software and databases, (v) registrations and applications for any of the foregoing (i) through (iv), (vi) trade secrets and (vii) all other intellectual property and proprietary rights.

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Authority (including securities laws or rules or regulations of any United States or foreign securities exchange).

Exhibit A-5

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to equity interests, any option or other right to purchase or any restriction on voting or other rights.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement, dated as of December 15, 2016, by and among the Class A Seller and the Class B Sellers parties thereto.

“Losses” means any and all direct and indirect losses, damages, Taxes, penalties, fines, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses).

“Material Adverse Effect” means (a) with respect to the Company, any change, event, development or effect that (i) has, or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the Acquired Companies or the assets, liabilities, results of operations or condition thereof, taken as a whole or (ii) prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of the Company or Sellers to consummate the Transaction; provided, that any such change or effect resulting from any of the following, individually or in the aggregate, will not be considered when determining whether a Material Adverse Effect has occurred for purposes of clause (i) above: (A) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (B) any change in the industry in which the Acquired Companies operate or in which products of the Acquired Companies are used or distributed, including increases in energy, electricity, raw material or other operating costs, (C) any change in Laws or accounting standards, or the enforcement or interpretation thereof, applicable to the Acquired Companies, (D) conditions in jurisdictions in which the Acquired Companies operate, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (E) any change resulting from the announcement of the execution of this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (F) any action taken by Buyer and any of its Affiliates or Representatives acting on Buyer’s behalf (other than enforcing Buyer’s rights under this Agreement), (G) any hurricane, flood, tornado, earthquake or other natural disaster, (H) any actions expressly required to be taken or omitted pursuant to this Agreement, or the other Transaction Documents or taken with Buyer’s written consent, except that this clause (H) will not apply to any actions normally taken or omitted in the Ordinary Course or (I) the failure in and of itself of the Acquired Companies to achieve any financial projections or forecasts (but not the underlying cause of such failure); provided, that any adverse effects resulting from matters described in any of the foregoing clauses (A), (B), (C), (D) or (G) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Acquired Companies relative to other participants in the industries or geographies in which the Acquired Companies operate, and (b) with respect to Buyer or any Seller, a material adverse effect on the ability of Buyer or such Seller, as applicable, to perform its respective obligations under, or to consummate the transactions contemplated by, this Agreement.

Exhibit A-6

“Membership Interests” means, collectively, the Class A Membership Interests and the Class B Membership Interests.

“Net Asset Value” means (without duplication), with respect to the Acquired Companies at any given time, the assets of the Acquired Companies less the liabilities of the Acquired Companies, in each case, as calculated in accordance with and in the categories set forth on and as adjusted by the accounting practices, principles, policies, judgments and methodologies used in the sample calculation of Net Asset Value attached hereto as Exhibit E.

“Ordinary Course” means in the ordinary course of the Business, consistent with past practices.

“Party” or “Parties” means the parties to this Agreement.

“Patents” means all worldwide issued patents and pending patent applications, patent disclosures, and rights related thereto.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, and Liens for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements in accordance with the Accounting Principles, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other like Liens arising in the Ordinary Course and for which the obligations underlying such Liens are not yet due and payable, (iii) other Liens or imperfections of title to or on real or personal property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection, (iv) all Liens and other similar restrictions of record identified in any title reports obtained by or made available to Buyer prior to the date hereof which do not materially impair the occupancy or use of such property for the purposes for which it is currently used or is intended to be used, (v) all leases, subleases, licenses and occupancy and/or use agreements affecting any real or personal property (or any portion thereof) set forth on Section A(v) of the Disclosure Schedule, (vi) all licenses to Intellectual Property, (vii) all local and other Laws, including building and zoning Laws, relating to or affecting any real property, and which are not violated by the current use and operation of such property and will not be violated by the intended use and operation of such property, (viii) Liens that secure obligations reflected as liabilities in the Financial Statements or the existence of which is referred to in the notes accompanying the Financial Statements, (ix) Liens registered under the Uniform Commercial Code as adopted in any particular, state or similar legislation in other jurisdictions by any lessor or licensor of personal property to the Company or primarily used in the Business, (x) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case set forth on Section A(x) of the Disclosure Schedule, (xi) Liens being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the

Exhibit A-7

Financial Statements in accordance with the Accounting Principles, and (xii) Liens that would not reasonably be expected to materially impair the continued use or value of any Owned Real Property by the Acquired Companies for its intended use and purpose.

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Post-Closing Tax Period” means any period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any period ending on or prior to the Closing Date.

“Pro Rata Portion” means with respect to each Seller, the percentage set forth opposite such Seller’s name on Exhibit F attached hereto under the heading “Pro Rata Portion” (which percentages were provided by the Company (with a copy to the Sellers’ Representative) on behalf of Sellers pursuant to Section 1.3).

“Proceeding” means any action, arbitration, audit, hearing, inquiry, proceeding, audit, examination, charge, demand, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Related Party” means (a) any officer, director, manager, member, stockholder, equityholder or Affiliate of any Acquired Company; (b) any spouse, parent, child or sibling (including adoptive relationships and relationships through marriage) of any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns or controls more than five percent (5%) of the outstanding equity or ownership interests.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building or facility.

“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Seller Transaction Documents” means those Transaction Documents to which any Seller is or, as of the Closing, will be, a party

Exhibit A-8

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding membership interests or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, membership interests or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency) and, for this purpose, a Person owns more than fifty percent (50%) of the outstanding membership interests or other ownership interests (other than a corporation) if such Person shall be allocated more than fifty percent (50%) of such entity’s gains or losses or shall be or control any managing director or general partner of such entity.

“Tax” or “Taxes” means all federal, state, local or foreign income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, equity interest, escheat, withholding, social security, unemployment, disability, or windfall profit taxes, alternative or add-in minimum taxes, or other taxes of any kind whatsoever, together with any interest and any penalties and additions to tax, whether disputed or not.

“Tax Agreement” means an agreement the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes (excluding the operating agreements or other constituent documents of any Acquired Company).

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto.

“Taxing Authority” means any Governmental Authority responsible for the assessment, imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names or corporate names.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Assignment, the Escrow Agreement, the CFD Agreement, the Representation and Warranty Insurance Policy and the other agreements, certificates, schedules and other documents contemplated by or delivered or executed by the Parties in connection with this Agreement, including, but not limited to, the Buyer Transaction Documents, the Company Transaction Documents and the Seller Transaction Documents.

“Transaction Expenses” means, without duplication, the sum of any fees, costs and expenses incurred by the Company in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transaction, including, without limitation, (a) fees, costs and expenses of legal counsel, investment bankers (including all fees, commissions or like payments to Citigroup Global Markets Inc.),

Exhibit A-9

brokers or other representatives and consultants of Sellers or the Acquired Companies, and (b) any amounts incurred or payable by any Acquired Company pursuant to any Employee Benefit Plan in effect as of immediately prior to the Closing as a result of the consummation of the Transaction to any Person, together with all payroll, employment or similar Taxes imposed with respect to such payment; provided that Transaction Expenses will not include any severance pay benefits incurred or payable pursuant to the Severance Plan (as in effect on the date hereof) based on the termination of employment of any Continuing Employee.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Year-End Net Asset Value” means $287,775,034.

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below.

Exhibit A-10

Term	Section
Adjustment Escrow Account	Section 1.3.2
Agreement	Introduction
Allocation	Section 5.7.9
Bridge Commitment Letters	Section 4.8
Bridge Financing	Section 4.8
Buyer	Introduction
Buyer Indemnified Party	Section 7.1
Buyer Indemnified Parties	Section 7.1
Class A Seller	Introduction
Class B Sellers	Introduction
Closing	Section 1.1
Closing Cash	Section 1.4.2
Closing Date	Section 1.1
Closing Net Asset Value	Section 1.4.2
Closing Statement	Section 1.4.2
Closing Transaction Expenses	Section 1.4.2
Company	Introduction
Company Transaction Documents	Section 3.2.1
Competing Transaction	Section 5.10
Confidential Information	Section 5.4.1
Continuing Employees	Section 5.8.1
Cooperation Indemnitees	Section 5.13.2
Deductible	Section 7.5.2
Dispute Notice	Section 1.4.3
Disputed Items	Section 1.4.3
Employees	Section 3.15
Employee Benefit Plans	Section 3.16.1
Estimated Closing Statement	Section 1.4.1
Estimated Closing Cash	Section 1.4.1
Estimated Closing Net Asset Value	Section 1.4.1
Estimated Closing Transaction Expenses	Section 1.4.1
Estimated Purchase Price	Section 1.4.1
Exclusivity Period	Section 5.10
Financial Statements	Section 3.7.1
Financing	Section 5.13.1
Financing Sources	Section 5.13.3
General Indemnification Period	Section 7.4
Indemnification Escrow Account	Section 1.3.2
Indemnified Party	Section 7.3.1
Indemnifying Party	Section 7.3.1
Inter-Party Claim	Section 7.3.1
Insured Bonds	Section 5.14
Latest Balance Sheet	Section 3.7.1
Latest Balance Sheet Date	Section 3.7.1
Leased Real Property	Section 3.9.2

Exhibit A-11

Liable Party	Section 7.9
Listed Policy	Section 3.11
Material Contracts	Section 3.10.1
Minor Claim	Section 7.5.2
OMM	Section 10.11
Owned Real Property	Section 3.9.1
Parties	Introduction
Party	Introduction
Payoff Amounts	Section 6.3.8
Payoff Letters	Section 6.3.8
Post-Closing Straddle Period	Section 5.7.5
Pre-Closing Period	Section 5.2.1
Pre-Closing Straddle Period	Section 5.7.5
Pre-Closing Tax Refund	Section 5.7.3
Projections	Section 10.6
Real Property	Section 3.9.2
Real Property Leases	Section 3.9.2
Representation and Warranty Insurance Policy	Section 5.11
Resolution Period	Section 1.4.4
Scheduled Intellectual Property	Section 3.14.1
Seller Indemnified Party	Section 7.2
Seller Indemnified Parties	Section 7.2
Seller	Introduction
Seller Transaction Documents	Section 2.1.1
Severance Plan	Section 5.8.5
Straddle Period	Section 5.7.5
Tax Representations	Section 7.4
Termination Date	Section 8.1.4
Third Party Claim	Section 7.3.2
Top Suppliers	Section 3.19
Transaction	Background Paragraph B
Transfer Taxes	Section 5.7.6
Transition Services Agreement	Section 6.2.9
Unresolved Items	Section 1.4.5

Exhibit A-12